SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

Huntington Bancshares Incorporated

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING
PROXY STATEMENT

Huntington Bancshares Incorporated

Huntington Center

41 South High Street

Columbus, Ohio 43287

Richard A. Cheap

General Counsel and Secretary

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

The Thirty-Eighth Annual Meeting of Shareholders of Huntington Bancshares Incorporated will be held at the Columbus Convention Center, Ballroom 5, 400 N. High Street, Columbus, Ohio, on Tuesday, April 27, 2004, at 2:00 p.m., local Columbus, Ohio time, for the following purposes:

(1)	To elect three directors to serve as Class II Directors until the 2007 Annual Meeting of Shareholders, and to elect one director to serve as a Class III Director until the 2005 Annual Meeting of Shareholders, and until their successors are elected.

(2)	To consider and act upon a proposal to approve the Management Incentive Plan, as amended and restated.

(3)	To consider and act upon a proposal to approve the 2004 Stock and Long-Term Incentive Plan.

(4)	To ratify the appointment of Deloitte & Touche LLP as independent auditors for Huntington Bancshares Incorporated for the year 2004.

(5)	To transact any other business which may properly come before the meeting.

You will be welcome at the meeting, and we hope you can attend. Directors and officers of Huntington Bancshares Incorporated and representatives of its independent auditors will be present to answer your questions and to discuss its business.

Your vote is important. We urge you to vote as soon as possible so that your shares may be voted in accordance with your wishes. You may vote by executing and returning your proxy card, or by voting electronically over the Internet or by telephone. Please refer to the proxy card enclosed for information on voting electronically. If you attend the meeting, you may vote in person and the proxy will not be used.

Sincerely yours,

Richard A. Cheap

March 10, 2004

SHAREHOLDERS ARE REQUESTED TO VOTE THEIR PROXIES EITHER

ELECTRONICALLY—BY TELEPHONE OR VIA THE INTERNET—OR BY

SENDING THEIR PROXY CARDS IN THE ACCOMPANYING ENVELOPE

WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES

Location for 2004 Annual Meeting of Shareholders

Please note that Huntington’s 2004 Annual Meeting of Shareholders will be held in a new location -

The Columbus Convention Center

Ballroom 5

400 N. High Street

Columbus, Ohio

on Tuesday, April 27, 2004, at 2:00 p.m., local Columbus, Ohio time.

The Columbus Convention Center is just a few blocks north of the Huntington Center on High Street in downtown Columbus.

Complimentary parking will available in the Greater Columbus Convention Center parking lots. Ballroom 5 is most easily accessible from the North Parking Lot at Goodale and High Streets, or the West Garage at Vine and High Streets.

See the back of this Proxy Statement booklet for a map and directions.

PROXY STATEMENT

This Proxy Statement is provided on behalf of the Board of Directors of Huntington Bancshares Incorporated to solicit proxies to be voted at the Annual Meeting of Shareholders to be held on April 27, 2004, and at any adjournment. We are mailing this Proxy Statement, together with a proxy card or voting instruction card, starting on or about March 16, 2004, to Huntington’s shareholders entitled to vote at the Annual Meeting.

Voting Procedures

Shareholders of common stock of record at the close of business on February 20, 2004, are entitled to vote at the Annual Meeting. Huntington had 229,342,306 shares of common stock outstanding and entitled to vote on the record date.

Shareholders will have one vote on each matter submitted at the Annual Meeting for each share of common stock owned on the record date. The shares represented by a properly submitted proxy will be voted as directed provided the proxy is received by Huntington prior to the meeting. A properly executed proxy without specific voting instructions will be voted FOR the nominees for director named in this Proxy Statement, FOR the approval of the Management Incentive Plan, FOR the approval of the 2004 Stock and Long-Term Incentive Plan, and FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2004. A properly submitted proxy will also confer discretionary authority to vote on any other matter which may properly come before the meeting.

A shareholder may vote by proxy by using the telephone, via the Internet, or by properly signing and submitting the enclosed proxy card. A shareholder has the power to revoke his or her proxy at any time before it is exercised by filing a written notice with Huntington’s Secretary prior to the meeting. Shareholders who attend the meeting may vote in person and their proxies will not be used.

Huntington will pay the expenses of soliciting proxies, including the reasonable charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Huntington representatives may solicit proxies by mail, telephone, electronic or facsimile transmission, or personal interview. Huntington has contracted with Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $7,500 plus out-of-pocket expenses.

Vote Required

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Huntington will constitute a quorum at the meeting. Under the law of Maryland, Huntington’s state of incorporation, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the meeting. Broker non-votes occur when brokers who hold their customers’ shares in street name submit proxies for such shares on some matters, but not others. Generally, this would occur when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters, which typically include the election of directors and ratification of independent auditors, but not on non-routine matters.

The election of each nominee for director requires the favorable vote of a plurality of all votes cast by the holders of common stock at a meeting at which a quorum is present. Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality and thus broker non-votes and abstentions will have no effect. All other agenda items require the affirmative vote of a majority of all votes cast by the holders of common stock at a meeting at which a quorum is present for approval or ratification of the particular matter. Broker non-votes and abstentions will have no effect on these matters since they are not counted as votes cast at the meeting.

Election of Directors

Under Huntington’s Charter, the Board of Directors is divided into three classes, with terms of office that expire at successive annual meetings. The terms of the Class II Directors—David P. Lauer, Kathleen H. Ransier, George A. Skestos, and Lewis R. Smoot, Sr.—expire at this Annual Meeting. In addition, the term of Class III Director David L. Porteous, who was elected in October 2003 by the Board of Directors, expires at this Annual Meeting.

After nearly ten years of service, George A. Skestos and Lewis R. Smoot, Sr. are both retiring from the Board of Directors when their current terms expire at this Annual Meeting. Patricia T. Hayot resigned from the Board of Directors in January 2004 after eight years of service following the acceptance of a position which took her domicile out of the Midwest. Huntington has benefited from and is grateful for the wisdom and guidance provided by each of Ms. Hayot, Mr. Skestos, and Mr. Smoot.

With the input of the Board’s Nominating and Corporate Governance Committee, which makes recommendations to the Board of Directors in regard to its size and composition, the number of authorized directors has been set at eleven, effective after this Annual Meeting. The Board of Directors proposes the election of four directors at this Meeting: three to serve as Class II Directors and one to serve as a Class III Director. Each nominee was reviewed and recommended for election by the Board’s Nominating and Corporate Governance Committee.

David P. Lauer and Kathleen H. Ransier currently serve as Class II Directors of Huntington and are being nominated for reelection at this Annual Meeting. Mr. Lauer and Ms. Ransier were each elected at the 2003 Annual Meeting of Shareholders to fill new seats on the Board and serve one-year terms expiring in 2004. Karen A. Holbrook is also being nominated for election as a Class II Director at this Annual Meeting. The nominees for Class II Directors, if elected, will each serve a three-year term expiring at the 2007 Annual Meeting of Shareholders and until their successors are elected. David L. Porteous currently serves as a Class III Director and is being nominated for election as a Class III Director by the shareholders at this Annual Meeting. If elected, Mr. Porteous will serve a one-year term expiring at the 2005 Annual Meeting of Shareholders and until his successor is elected.

It is intended that, unless otherwise directed, the shares represented by a properly submitted proxy will be voted FOR the election of Ms. Holbrook, Mr. Lauer, and Ms. Ransier as Class II Directors, and FOR the election of Mr. Porteous as a Class III Director. Huntington has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected. However, in the event that any of these nominees should become unavailable, the number of directors may be decreased pursuant to the Bylaws or the Board of Directors may designate a substitute nominee, for whom shares represented by a properly submitted proxy would be voted.

The Board of Directors recommends a vote FOR the election of each of the nominees for director.

The following tables set forth certain information concerning each nominee and each continuing director of Huntington.

CLASS II DIRECTORS

(NOMINEES FOR TERMS EXPIRING IN 2007)

Name and Principal Occupation(1)	Age	Director Since	Other Directorships(2)
Karen A. Holbrook	61	—
President,
The Ohio State University

David P. Lauer	61	2003	AirNet Systems, Inc
Certified Public Accountant;			Diamond Hill Investment
Retired Managing Partner, Deloitte & Touche LLP,			Group, Inc.
Columbus, Ohio office			R. G. Barry Corporation
(1989-1997)			Wendy’s International, Inc

Kathleen H. Ransier	56	2003
Partner,
Vorys, Sater, Seymour and Pease LLP, law firm

CLASS III DIRECTORS

(TERMS EXPIRE IN 2005)

Name and Principal Occupation(1)	Age	Director Since	Other Directorships(2)
Don M. Casto III	59	1985
Principal / Chief Executive Officer,
CASTO,
real estate developers

Michael J. Endres	56	2003	Applied Innovation Inc.
Principal, Stonehenge Financial Holdings, Inc.,			Worthington Industries
private equity investment firm

Wm. J. Lhota	64	1990	State Auto Financial
Principal, LHOTA SERVICES, providing ethics			Corporation
consulting and arbitration and mediation services;
Retired President—Energy Delivery,
American Electric Power (2000-2001);
Retired Executive Vice President, American Electric
Power Service Corp., management, technical, and
professional subsidiary of American Electric Power
(1989 – 2001)

(NOMINEE FOR TERM EXPIRING IN 2005)

David L. Porteous	51	2003
Attorney,
Porteous Law Office PC

CLASS I DIRECTORS

(TERMS EXPIRE IN 2006)

Name and Principal Occupation(1)	Age	Director Since	Other Directorships(2)
Raymond J. Biggs	66	2002
Private Investor;
Retired Chairman and CEO,
Huntington Bancshares Michigan, Inc. (1990 – 1994)

John B. Gerlach, Jr.	49	1999	Lancaster Colony Corporation
Chairman, President, and Chief Executive Officer,
Lancaster Colony Corporation,
manufacturer and marketer of specialty food,
glassware, candles, and automotive accessories

Thomas E. Hoaglin	54	2001	The Gorman-Rupp Company
Chairman, President and Chief Executive Officer,
Huntington and The Huntington National Bank

Robert H. Schottenstein	51	1997	M/I Homes, Inc.
Vice Chairman, Chief Executive Officer & President,
M/I Homes, Inc.,
homebuilding and development

(1)	Each nominee and continuing director has held, or been retired from, the various positions indicated or other executive positions with the same organizations (or predecessor organizations) for at least the past five years, except:
•	Ms. Holbrook, who served as Senior Vice President for Academic Affairs and Provost at The University of Georgia from 1998 until she became President of The Ohio State University in October 2002.
•	Mr. Lauer, who served as President and Chief Operating Officer—Columbus Commercial Operations, for Bank One, NA, Columbus, Ohio, from 1997 to 2001. Mr. Lauer also served as a director of Huntington Preferred Capital, Inc. from September 2002 to February 2003.

•	Ms. Ransier, who was managing partner of Ransier & Ransier, LLP, Attorneys at Law, from 1976 to 2001, and Of Counsel to Vorys, Sater, Seymour and Pease LLP from 2001 to 2004.
•	Mr. Endres, who served as Vice Chairman of Bank One Capital Corporation, an investment banking subsidiary of Bank One Corporation, from 1990 to 1999.
•	Mr. Hoaglin, who joined Huntington in February 2001 and whose business experience is described under “Executive Officers of Huntington” below. Mr. Hoaglin is also a director of The Huntington National Bank.

(2)	Other directorships held in companies with a class of securities registered pursuant to Sections 12 or 15(d) of the Securities Exchange Act of 1934.

Corporate Governance

The Board of Directors has standing Audit/Risk, Compensation, Executive, Nominating and Corporate Governance, and Pension Review Committees. The Board of Directors has approved a separate written charter for each of the standing committees. In addition, the Board of Directors has adopted a corporate governance program which includes Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to all employees and, where applicable, to directors of Huntington and its affiliates. Huntington’s chief executive officer, chief financial officer, and principal accounting officer are also bound by a Financial Code of Ethics for Chief Executive Officer and Senior Financial Officers.

The Board of Directors and the Nominating and Corporate Governance Committee have reviewed and evaluated transactions and relationships with Board members to determine the “independence” of each of the members. The Board of Directors does not believe that any of its non-employee members have relationships with Huntington that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as director. The Board and the Nominating and Corporate Governance Committee have determined that a majority of the Board’s current members are, and a majority of the members of the Board following the 2004 Annual Shareholders Meeting will be, “independent directors” as the term is defined in the applicable listing standards of The Nasdaq Stock Market, Inc. The following directors and nominees have been determined to be independent under the Nasdaq definition: Raymond J. Biggs, Don M. Casto III, John B. Gerlach, Jr., Karen A. Holbrook, David. P. Lauer, Wm. J. Lhota, David L. Porteous, Kathleen H. Ransier, and George A. Skestos.

The Corporate Governance Guidelines provide that attendance at Board and committee meetings is of utmost importance. Directors are expected to attend the annual shareholders meetings and at least 75% of all regularly scheduled meetings of the Board and committees on which they serve. During 2003, the Board of Directors held a total of 10 regular and special meetings. Each director attended greater than 75% of the meetings of the full Board and the committees on which he or she served, except for Mr. Smoot who attended a majority of meetings but less than 75% due to unavoidable scheduling difficulties. Nine of 10 directors then serving attended the 2003 Annual Meeting of Shareholders.

Shareholders who wish to send communications to the Board of Directors may do so by following the procedure set forth on the Investor Relations pages of Huntington’s website at huntington.com.

Board Committees

The table below indicates the membership of the Board’s standing committees and the number of times the committees met in 2003.

Directors and Number of Meetings	Audit/Risk Committee	Compensation Committee	Executive Committee	Nominating & Corporate Governance Committee	Pension Review Committee
Raymond J. Biggs			Member		Chair
Don M. Casto III		Member	Chair	Chair	Member
Michael J. Endres			Member
John B. Gerlach, Jr.		Chair		Member	Member
Thomas E. Hoaglin			Member
David P. Lauer	Chair
Wm. J. Lhota	Member
David L. Porteous	Member
Kathleen H. Ransier	Member
Robert H. Schottenstein
George A. Skestos		Member	Member	Member	Member
Lewis R. Smoot, Sr.					Member
Number of Meetings	17	4	0	5	1

Compensation Committee. The Compensation Committee discharges the Board of Directors’ responsibilities relating to executive officer and director compensation and equity-based compensation programs. Its duties and responsibilities include, in consultation with senior Management, establishing the company’s general compensation philosophy and overseeing the development and implementation of compensation and stock option programs. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of the chief executive officer, evaluates the performance of the chief executive officer in light of those goals and objectives, and sets the chief executive officer’s compensation level based on this evaluation. In addition, the Compensation Committee reviews and approves compensation and stock option programs applicable to the executive officers of Huntington. All members of the Compensation Committee have been determined to be independent as the term is defined under the applicable listing standards of Nasdaq.

Executive Committee. The Executive Committee considers matters brought before it by the chief executive officer. This Committee also considers matters and takes action that may require the attention of the Board of Directors or the exercise of the Board’s powers or authority in the intervals between meetings of the Board.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s primary responsibilities are to review annually the composition of the Board of Directors to assure that the appropriate knowledge, skills and experience are represented, in the Committee’s judgment, and to assure that the composition of the Board complies with applicable laws and regulations; review the qualifications of persons recommended for Board membership, including persons recommended by shareholders; discuss with the Board standards to be applied in making determinations as to the independence of directors; and review annually the effectiveness of the Board, including but not limited to, considering the size of the Board and the performance of individual directors as well as collective Board performance. Other primary responsibilities of this Committee include reviewing and making appropriate changes to the Corporate Governance Guidelines and the Code of Business Conduct and Ethics for Huntington’s directors, officers, and employees.

Each person recommended by the Nominating and Corporate Governance Committee for nomination to the Board of Directors must be an active leader in his or her business or profession and in his or her community. Diversity is considered by the Nominating and Corporate Governance Committee when evaluating nominees because the Board of Directors believes that board membership should reflect the diversity of Huntington’s markets. The Nominating and Corporate Governance Committee evaluates potential nominees, including persons recommended by shareholders, in accordance with these standards which are part of the Corporate Governance Guidelines. From time to time the Nominating and Corporate Governance Committee may develop specific additional selection criteria for Board membership, taking into consideration current board composition and ensuring that the appropriate knowledge, skills and experience are represented. There are no specific additional criteria at this time. Huntington generally does not pay any third parties to identify or evaluate, or assist in identifying or evaluating, potential nominees. Karen A. Holbrook, first-time nominee for director, was recommended by a non-management director and considered and approved by the Nominating and Corporate Governance Committee for recommendation to the shareholders for election.

Shareholders who wish to recommend director candidates for consideration by the Nominating and Corporate Governance Committee may send a written notice to the Secretary at Huntington’s principal executive offices. The notice should indicate the name, age, and address of the person recommended, the person’s principal occupation or employment for the last five years, other public company boards on which the person serves, whether the person would qualify as independent as the term is defined under the applicable listing standards of Nasdaq, and the class and number of shares of Huntington securities owned by the person. The Nominating and Corporate Governance Committee may require additional information to determine the qualifications of the person recommended. The notice should also state the name and address of, and the class and number of shares of Huntington securities owned by, the person or persons making the recommendation.

All members of the Nominating and Corporate Governance Committee have been determined to be independent as the term is defined under the applicable listing standards of Nasdaq. A copy of the Nominating and Corporate Governance Committee’s Charter is available on the Investor Relations pages of Huntington’s website at huntington.com.

Pension Review Committee. The Pension Review Committee provides recommendations to the Board of Directors in connection with actions taken by the Board in fulfillment of the duties and responsibilities delegated to Huntington and/or the Board pursuant to the provisions of Huntington’s retirement plans. In addition, the Pension Review Committee acts on behalf of the Board in fulfilling such duties and responsibilities as are delegated by written action of the Board. The Pension Review Committee also takes such actions as are specifically granted to the Committee pursuant to retirement plan documents.

Audit/Risk Committee. The Audit/Risk Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility for the integrity of Huntington’s financial statements; the financial reporting process; the systems for managing enterprise-wide risks; the systems of internal accounting and financial controls; the performance of the company’s internal audit function, risk management functions, and independent auditors; the independent auditor’s qualifications and independence; and the compliance by the company’s associates and directors with the Code of Business Conduct and Ethics, the Financial Code of Ethics, and legal and regulatory requirements. The primary responsibility of the Audit/Risk Committee is to oversee the company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. Other responsibilities include oversight of the independent auditors, oversight of the governance of enterprise-wide risk management activity, and the review and approval of all related party transactions. Additional information about the Audit/Risk Committee is set forth in the Report of the Audit/Risk Committee below.

Report of the Audit/Risk Committee

The following Report of the Audit/Risk Committee should not be deemed filed or incorporated by reference into any other document, including Huntington’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Huntington specifically incorporates this Report into any such filing by reference.

The Audit/Risk Committee is comprised of four of Huntington’s non-employee directors. David P. Lauer, who serves as Chairman of the Committee, qualifies as an audit committee financial expert as the term is defined in the rules of the Securities and Exchange Commission. All members of the Audit/Risk Committee have been determined to be independent as the term is defined under applicable listing standards of Nasdaq, including the more stringent criteria for audit committee members. The written charter of the Audit/Risk Committee, which was updated in February 2004, is included with this Proxy Statement as Appendix I.

The primary responsibility of the Audit/Risk Committee is to oversee Huntington’s financial reporting process and report to the full Board of Directors. In carrying out its duties, the Audit/Risk Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2003, with Huntington’s Management and with Huntington’s independent auditors, Ernst & Young LLP. This discussion included the selection, application, and disclosure of critical accounting policies. The Audit/Risk Committee has also reviewed with Ernst & Young LLP its judgment as to the quality, not just the acceptability, of Huntington’s accounting principles and such other matters required to be discussed under auditing standards generally accepted in the United States, including the Statements on Auditing Standards No. 61, as amended, Communication with Audit Committees.

In addition, the Audit/Risk Committee has reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Ernst & Young LLP its independence from Huntington. Based on this review and discussion, and a review of the services provided by the outside auditors during 2003, the Audit/Risk Committee believes that the services provided by Ernst & Young LLP in 2003 are compatible with and do not impair Ernst & Young’s independence.

Based on these reviews and discussions, the Audit/Risk Committee recommended that the Board of Directors approve the audited financial statements for inclusion in Huntington’s Annual Report on Form 10-K for the year 2003 for filing with the Securities and Exchange Commission.

AUDIT/RISK COMMITTEE

David P. Lauer, Chairman

Wm. J. Lhota

David L. Porteous

Kathleen H. Ransier

Director Compensation

Only non-employee directors of Huntington receive compensation for their services as directors. Each non-employee director receives quarterly retainer payments at an annual rate of $27,000. The chairman of the Audit/Risk Committee receives an additional quarterly retainer payment at an annual rate of $7,500. Non-employee chairmen of all other standing committees of the Board of Directors receive additional quarterly retainer payments at an annual rate of $5,000. In addition, each non-employee director receives $1,500 for each Board or committee meeting ($2,500 for Audit/Risk Committee meetings) the director attends. Non-employee directors are paid $750 for each special, teleconference Board or committee meeting in which the director participates.

Huntington considers stock option grants to non-employee directors on an annual basis in amounts determined at the discretion of the Compensation Committee. Options to purchase 7,500 shares of Huntington common stock were granted on July 15, 2003, to each of the non-employee directors. These options, which were granted under Huntington’s 2001 Stock and Long-Term Incentive Plan, have an exercise price equal to the average of the high and low market price of the underlying shares on the date of grant, or $20.4075 per share. The options become exercisable in equal increments on each of the first three anniversaries of the date of grant. Generally, the exercise price of options may be paid for in cash or in shares of Huntington common stock.

All or any portion of the cash compensation otherwise payable to a director may be deferred if such director elects to participate in the Huntington Bancshares Incorporated Deferred Compensation Plan and Trust for Huntington Bancshares Incorporated Directors. The plan allows the members of the Board of Directors to elect to defer receipt of all or a portion of the compensation payable to them in the future for services as directors. Huntington transfers cash equal to the compensation deferred pursuant to the plan to a trust fund where it is allocated to the accounts of the participating directors. The trustee of the plan has broad investment discretion over the trust fund and is authorized to invest in many forms of securities and other instruments, including Huntington common stock. During 2003, the trustee invested the trust fund primarily in Huntington common stock. Distribution of a director’s account will be made either in a lump sum or in equal annual installments over a period of not more than ten years, as elected by each director. Such distribution will commence upon the earlier of 30 days after the attainment of an age specified by the director at the time the deferral election was made, or within 30 days of the director’s termination as a director. All of the assets of the plan including the assets of the trust fund are subject to the claims of the creditors of Huntington. The rights of a director or his or her beneficiaries to any of the assets of the plan are no greater than the rights of an unsecured general creditor of Huntington. Directors who are also employees of Huntington do not receive compensation as directors and, therefore, are ineligible to participate in this deferred compensation plan.

Transactions with Directors and Executive Officers

Indebtedness of Management

Some of the directors, nominees for election as directors, and executive officers of Huntington are customers of Huntington’s affiliated financial and lending institutions and have transactions with such affiliates in the ordinary course of business. Directors, nominees, and executive officers of Huntington also may be affiliated with entities which are customers of Huntington’s affiliated financial and lending institutions and which enter into transactions with such affiliates in the ordinary course of business. Transactions with directors, nominees, executive officers, and their affiliates have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

Certain Other Transactions

Raymond J. Biggs, a director of Huntington, served as an officer of Huntington Bancshares Michigan, Inc. from 1990 to 1994, following Huntington’s acquisition of First Macomb Bank, of which Mr. Biggs was an executive officer. Mr. Biggs currently receives periodic payments from Huntington, which amounts represent the negotiated settlement of supplemental retirement and other benefits payable to Mr. Biggs under a Supplemental Retirement Income Agreement previously entered into between Mr. Biggs and First Macomb Bank. The negotiated benefits, as agreed upon in 1995, are annual payments of $15,159 for fifteen years from 1995, and monthly payments of $13,142.20 beginning in August of 2002 and continuing for fifteen years.

Huntington Mezzanine Opportunities Inc., a wholly-owned subsidiary of Huntington, established in 2002 a private corporate mezzanine investment fund, providing financing in transaction amounts up to $10 million to assist middle market companies primarily in the Midwest with growth or acquisition strategies. Stonehenge Mezzanine Partners LLC serves as the asset manager to develop and manage the fund, which is its sole purpose. Under the investment management agreement, Stonehenge Mezzanine Partners LLC receives a quarterly management fee equal to the greater of a fixed amount or a set percentage of the mezzanine loan balances. For the first five years of the agreement, the minimum quarterly management fee is equal to $262,500; thereafter the minimum is $62,500. Stonehenge Mezzanine Partners LLC is also eligible to receive a percentage of profits based on the performance of the investments. Michael J. Endres, a director of Huntington, has a 20% equity interest in Stonehenge Mezzanine Partners, LLC.

Kathleen H. Ransier, a director of Huntington, is a partner with the law firm Vorys, Sater, Seymour and Pease LLP. None of Huntington or its subsidiaries engage or otherwise utilize the services of this law firm. However, other attorneys with Vorys, Sater, Seymour and Pease LLP currently represent an estate and related trust which The Huntington National Bank serves as fiduciary. The law firm’s fees are paid from the assets of the estate or trust, as is generally the case when the firm represents a bank in a fiduciary capacity. The amount of fees for these services is significantly below 5% of the firm’s annual gross revenues. From time to time, other attorneys with Vorys, Sater, Seymour and Pease LLP may represent other estates and/or trusts which The Huntington National Bank serves as fiduciary. In such cases, the firm would be selected at the specific request or recommendation of the testator, grantor, or beneficiaries, as the case may be, but only if The Huntington National Bank, in the exercise of its fiduciary duties, believes the representation to be appropriate.

The Huntington National Bank has a mortgage correspondent program in which numerous lenders participate, including M/I Financial Corp., a mortgage banking subsidiary of M/I Homes, Inc. Robert H. Schottenstein, a director of Huntington, serves as Vice Chairman, Chief Executive Officer, and President of M/I Homes, Inc. Under the program, The Huntington National Bank establishes the types of mortgage loans it desires to acquire from time to time and the terms at which it will purchase them. Approved lenders may tender complying loans in accordance with the program’s terms and conditions. During 2003, The Huntington National Bank purchased loans from M/I Financial Corp. under the program totaling $67,559,810.

In 2000, The Huntington National Bank began a two-phase renovation project, including life safety code improvements, at Huntington’s 17 South High Street building in Columbus, Ohio. Phase II of the project commenced in January 2003 and is expected to be completed in April 2004. The 17 South High Street building houses a large banking office of The Huntington National Bank as well as approximately 33 tenants. Based on the involvement of The Sherman R. Smoot Company of Ohio in the early planning stages as well as in construction of Phase I and its participation in preconstruction design and development of Phase II, officers of The Huntington National Bank deemed it to be in the best interest of the bank to engage The Sherman R. Smoot Company of Ohio to act as construction manager to support the implementation of the project scope, schedule, and budget for Phase II renovations. The Sherman R. Smoot Company of Ohio is being paid a fee of $361,980 for its services related to Phase II. Lewis R. Smoot, Sr., who is a director of Huntington, is President and Chief Executive Officer of The Sherman R. Smoot Company of Ohio. Mr. Smoot is also President, Chief Executive Officer, and 87.68% owner of The Smoot Corporation, which is the parent company of The Sherman R. Smoot Company of Ohio.

Ownership of Voting Stock

The following table sets forth the beneficial ownership of Huntington common stock by each of Huntington’s directors, nominees for directors, the chief executive officer, and the four next most highly compensated executive officers as of February 4, 2004 (1).

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(2)			Percent of Class
Ronald C. Baldwin	193,467	(4)		(6)
Daniel B. Benhase	112,502	(4)		(6)
Raymond J. Biggs	1,762,469	(3	)(5)	(6)
Don M. Casto III	284,828	(3	)(5)	(6)
Richard A. Cheap	99,137	(4)		(6)
Michael J. Endres	23,351	(5)		(6)
John B. Gerlach, Jr.	1,619,986	(3	)(5)	(6)
Thomas E. Hoaglin	715,868	(3	)(4)	(6)
Karen A. Holbrook	0			(6)
David P. Lauer	15,614	(3)		(6)
Wm. J. Lhota	95,063	(3	)(5)	(6)
Michael J. McMennamin	168,989	(3	)(4)	(6)
David L. Porteous	435,252	(3	)(5)	(6)
Kathleen H. Ransier	3,000	(3)		(6)
Robert H. Schottenstein	65,960	(5)		(6)
George A. Skestos	57,974	(5)		(6)
Lewis R. Smoot, Sr.	137,307	(3	)(5)	(6)

Directors as a group (12 in group)	5,216,673	(3	)(4)(5)	2.28%
Executive Officers as a group (7 in group)	1,376,112	(3	)(4)	(6)
Directors and Executive Officers as a group (18 in group)	5,876,917	(3	)(4)(5)	2.55%

(1)	With respect to shares of common stock held in Huntington’s Investment and Tax Savings Plan (401(k) plan), Supplemental Stock Purchase and Tax Savings Plan, and deferred compensation plans for directors, shares are included as of the last statement date, December 31, 2003.

(2)	Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported. Figures include the following number of shares of common stock which could have been acquired within 60 days of February 4, 2004, under stock options awarded under Huntington’s stock option plans:

Mr. Baldwin	169,201	Mr. Schottenstein	33,401
Mr. Benhase	91,334	Mr. Skestos	31,661
Mr. Casto	37,793	Mr. Smoot	39,257
Mr. Cheap	77,588	Directors as a group	803,251
Mr. Gerlach	33,401	Executive officers as
Mr. Hoaglin	596,600	a group	1,153,283
Mr. Lhota	39,257	Directors and Executive
Mr. McMennamin	135,867	Officers as a group	1,359,934

(3)	Figures include 5,277 shares, 8,405 shares, 50,812 shares, 4,599 shares, 99,638 shares, 1,500 shares, and 3,417 shares of common stock owned by members of the immediate families of Messrs. Biggs, Casto, Gerlach, Lauer, Porteous, Ms. Ransier, and Mr. Smoot, respectively; 1,753,838 shares owned by MSR Family Limited Partnership, of which Mr. Biggs is general partner; 1,066,147 shares owned by the John B. Gerlach Trust, of which Mr. Gerlach is trustee and beneficiary; 375,874 shares owned by the Gerlach Foundation, of which Mr. Gerlach is an officer and trustee; 6,436 shares owned by Lancaster Lens, Inc., of which Mr. Gerlach is an executive officer; 35,431 shares owned by Lehrs, Inc. of which Mr. Gerlach is a director and executive officer; 1,790 shares owned by Darby Road Company, of which Mr. Gerlach is a director and the holder of one-third shareholder interest; 3,133 shares owned by Darby Road Limited Partnership, of which Darby Road Company is general partner; 77,400 shares owned jointly by Mr. Hoaglin and his spouse; 16,777 shares owned jointly by Mr. Lhota and his spouse; 10,500 shares owned jointly by Mr. McMennamin and his spouse; 289,523 shares owned jointly by Mr. Porteous and his spouse, and 23,452 shares owned by The Smoot Corporation, of which Mr. Smoot is President.

(4)	Figures include shares of common stock held as of December 31, 2003, in Huntington’s Supplemental Stock Purchase and Tax Savings Plan as follows: 1,266 for Mr. Baldwin, 1,168 for Mr. Benhase, 2,530 for Mr. Cheap, 5,892 for Mr. Hoaglin, 3,122 for Mr. McMennamin, and 16,334 for all executive officers as a group. Prior to the distribution from this plan to the participants, voting and dispositive power for the shares allocated to the accounts of participants is held by The Huntington National Bank, as trustee of the plan.

(5)	Figures include shares of common stock held as of December 31, 2003, in Huntington’s deferred compensation plans for directors as follows: 3,354 for Mr. Biggs, 93,895 for Mr. Casto, 1,351 for Mr. Endres, 12,696 for Mr. Gerlach, 9,012 for Mr. Lhota, 499 for Mr. Porteous, 19,928 for Mr. Schottenstein, and 35,843 for Mr. Smoot. Prior to the distribution from the deferred compensation plans to the participants, voting and dispositive power for the shares allocated to the accounts of participants is held by The Huntington National Bank, as trustee of the plans.

(6)	Less than 1%.

As of December 31, 2003, no person was known by Huntington to be the beneficial owner of more than 5% of the outstanding shares of Huntington common stock, except as follows:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
The Huntington National Bank Huntington Center 41 South High Street Columbus, Ohio 43287	14,550,713(1)	6.36%

(1)	These shares are held in various fiduciary capacities in the ordinary course of business under numerous trust relationships by The Huntington National Bank. As fiduciary, The Huntington National Bank has sole power to dispose of 2,032,834 of these shares, shared power to dispose of 3,061,095 of these shares, sole power to vote 5,939,066 of these shares, and shared power to vote 8,400,098 of these shares.

As of December 31, 2003, Messrs. Baldwin, Benhase, and Cheap owned 2,000, 800, and 100 shares, respectively, and Mr. McMennamin’s spouse owned 3,000 shares (for which Mr. McMennamin disclaims beneficial ownership) of Class C Preferred Shares, $25.00 par value, issued by Huntington Preferred Capital, Inc. These executive officers owned, individually and collectively, less than 1% of the Class C Preferred Shares outstanding on December 31, 2003. Huntington Preferred Capital, Inc. is a subsidiary of Huntington.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Huntington’s officers, directors, and persons who are beneficial owners of more than ten percent of Huntington common stock to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulations to furnish Huntington with copies of all Section 16(a) forms filed by them. To the best of its knowledge, and following a review of the copies of Section 16(a) forms received by it, Huntington believes that, during 2003, all filing requirements applicable for reporting persons were met.

Executive Compensation

The following table sets forth the compensation paid by Huntington and its subsidiaries to Huntington’s Chief Executive Officer and each of the next four most highly compensated executive officers, for each of the last three fiscal years ended December 31, 2003.

Summary Compensation Table

Name and Principal Position(1)	Year	Annual Compensation			Long-Term Compensation		All Other Compen- sation($)(7)
		Salary($)(2)	Bonus($)(3)	Other Annual Compen- sation($)(4)	Awards	Payouts
					Securities Underlying Options/ SARs(5)	LTIP Payouts($)(6)
Thomas E. Hoaglin	2003	824,615	786,900	(4)	300,000	(6)	34,128
Chairman, President and	2002	800,000	480,000	(4)	300,000	(6)	33,714
CEO	2001	683,077	250,000	(4)	497,000	(6)	6,800

Ronald C. Baldwin	2003	504,046	462,838	(4)	110,000	(6)	20,162
Vice Chairman	2002	486,308	291,785	(4)	110,000	(6)	8,000
	2001	334,327	-0-	(4)	174,600	(6)	2,740

Michael J. McMennamin	2003	418,492	435,851	(4)	110,000	(6)	21,540
Vice Chairman and Chief	2002	404,846	242,908	(4)	110,000	(6)	20,932
Financial Officer	2001	330,769	215,000	(4)	99,600	(6)	6,800

Richard A. Cheap	2003	281,238	230,352	(4)	30,000	(6)	11,250
General Counsel and	2002	266,300	133,150	(4)	30,000	(6)	12,366
Secretary	2001	252,308	159,250	(4)	38,500	(6)	10,892

Daniel B. Benhase	2003	294,038	205,216	(4)	60,000	(6)	11,762
Executive Vice President,	2002	283,077	141,538	(4)	60,000	(6)	11,323
Huntington National Bank	2001	240,385	137,500	(4)	63,400	(6)	9,903

(1)	Mr. Hoaglin joined Huntington as President and Chief Executive Officer in February 2001. Mr. Baldwin joined Huntington in April 2001.

(2)	The 2003 base annual salary for each of the named executive officers was $800,000 for Mr. Hoaglin, $489,000 for Mr. Baldwin, $406,000 for Mr. McMennamin, $272,808 for Mr. Cheap, and $285,269 for Mr. Benhase. The 2003 salary figures in the table reflect the impact of pay that was made to all exempt employees, including these individuals, for their work from December 21, 2003 through December 31, 2003. This pay reflected a decision to change the payroll frequency for exempt employees from bi-weekly to semi-monthly. In certain years a bi-weekly payment frequency resulted in pay greater than an exempt employee’s stated annual salary. Switching to semi-monthly payment frequency assures annual pay for any year will be no more than an exempt employee’s stated annual salary. This pay amounted to $24,615 for Mr. Hoaglin, $15,046 for Mr. Baldwin, $12,492 for Mr. McMennamin, $8,430 for Mr. Cheap, and $8,769 for Mr. Benhase. Had Huntington not made the change in payroll frequency, these amounts would have been paid to each of these officers on January 2, 2004. Salary figures include amounts deferred pursuant to the Huntington Investment and Tax Savings Plan and the Supplemental Stock Purchase and Tax Savings Plan.

(3)	Annual cash incentive awards under Huntington’s Incentive Compensation Plan are reported in this column. These bonus figures include amounts which the named executive officers have elected to defer under the terms of Huntington’s Executive Deferred Compensation Plan. The amount reported for Mr. Hoaglin for 2003 also includes a negotiated payment under his Employment Agreement, which was payable after the end of 2002, of $138,900.

(4)	For each year indicated other compensation for each of the named executive officers was less than $50,000 and less than 10% of the total annual salary and bonus reported for the named executive.

(5)	The numbers in this column represent shares of Huntington’s common stock underlying grants of stock options considered annually. As previously reported, the figures indicated for 2001 for Messrs. Hoaglin, Baldwin, and McMennamin also include stock options received in February 2002 which were granted in lieu of all or a portion of cash incentive bonus which the executive officer would have otherwise received for 2001.

(6)

Huntington’s Long-Term Incentive Compensation Plan measures Huntington’s performance over multiple-year, overlapping cycles. There were no payouts to report for 2003 or 2001 since a cycle did not end during either of these years. Each of the named executive officers was selected to participate in the cycle which began on January 1, 2000, and ended on December 31, 2002. Awards for this cycle, based on a comparison of Huntington’s three-year return on average equity to a three year average return on average equity of a peer group, were not yet determinable when last year’s Proxy Statement went to press. After year-end reports for a peer group of financial institutions were reviewed, it was determined that there were no awards payable for this cycle under the terms of the plan.

(7)	Figures in this column primarily represent amounts contributed by Huntington to the Huntington Investment and Tax Savings Plan and the Supplemental Stock Purchase and Tax Savings Plan. For 2003, $8,000 was contributed for each of the named executive officers under the Huntington Investment and Tax Savings Plan. Also for 2003, Huntington contributed to the Supplemental Stock Purchase and Tax Savings Plan: $26,128 for Mr. Hoaglin, $13,540 for Mr. McMennamin, $3,250 for Mr. Cheap, and $3,762 for Mr. Benhase.

Employment and Executive Agreements

Employment Agreement

Under an Employment Agreement effective February 15, 2004, Mr. Hoaglin will be employed as Huntington’s Chairman, President, and Chief Executive Officer through February 14, 2007, with automatic three-year renewals unless sooner terminated. Mr. Hoaglin’s Employment Agreement provides that his annual base salary will be not less than $800,000, and that he will participate in Huntington’s incentive compensation plans, stock and long-term incentive plans, retirement plans, and other benefits afforded to executive officers. Mr. Hoaglin will be entitled to receive security services and protection from time to time as appropriate under the circumstances, including but not limited to, detection and alarm systems at his residences and personal security escorts.

The Employment Agreement may be terminated by either Mr. Hoaglin or Huntington upon written notice delivered to the other party at least 60 days prior to the expiration of the initial term or any renewal term. In addition, Huntington may terminate the agreement in the event Mr. Hoaglin becomes disabled, which disability continues for more than six consecutive months during a twelve month period. In such event, Mr. Hoaglin will be entitled to his full compensation to the date of termination. Thereafter Mr. Hoaglin will be entitled to two-thirds of his base salary, less any benefits he receives from any of Huntington’s disability insurance programs, until the earlier of termination of the disability or the end of the then current three-year term. Mr. Hoaglin’s compensation and benefits would be reinstated upon his return to employment. In the event Mr. Hoaglin’s employment is terminated for cause, he will be entitled to receive only the compensation which he earned under Huntington’s incentive compensation plans as of the date of termination. In the event Mr. Hoaglin’s employment is terminated by Huntington without cause, Mr. Hoaglin will be entitled to his minimum base salary, awards under the incentive compensation plans at not less than target levels, plus retirement and fringe benefits until the end of the then current three-year term or for two years after such termination, whichever period is longer. Mr. Hoaglin will be entitled to the same severance package if he were to terminate the agreement during the initial term for good reason. Good reason means the withholding from Mr. Hoaglin of authority, duties, responsibilities, and status consistent with his position, the removal of Mr. Hoaglin from the board of directors of Huntington, or breach of the agreement by Huntington. In the event of Mr. Hoaglin’s death during the term of the agreement, his base salary will continue to be paid to his beneficiary for six months following the date of death. Any incentive compensation to which he would have been entitled will also be paid to his beneficiary. In the event that Huntington undergoes a change of control, Mr. Hoaglin will be entitled to the benefits set forth in an Executive Agreement between Mr. Hoaglin and Huntington, as described below.

In the event Mr. Hoaglin’s employment is terminated as the result of disability, without cause, or pursuant to a change of control, Mr. Hoaglin has no duty to mitigate his damages by seeking other employment, and Huntington has no right to set off against amounts payable under the Employment Agreement any compensation which he may receive from future employment. If Mr. Hoaglin’s employment is terminated for any reason other than for cause, Huntington will provide Mr. Hoaglin and his spouse health insurance coverage comparable to the coverage provided during employment until the earlier of such time as Mr. Hoaglin is entitled to health care coverage under another employer’s plan, Mr. Hoaglin is eligible for medicare or other comparable program, or he is entitled to health care insurance pursuant to any health care insurance plan provided by Huntington to retired employees.

If Huntington is required to prepare an accounting restatement due to material non-compliance by Huntington, as a result of misconduct, with any financial reporting requirement under the federal securities laws, Mr. Hoaglin will reimburse Huntington for all amounts received under Huntington’s incentive compensation plans during the twelve month period following the first public issuance or filing with the Securities and Exchange Commission of the financial document embodying such financial reporting requirement, and any profits realized from the sale of securities of Huntington during the twelve month period, unless the application of this provision has been exempted by the Securities and Exchange Commission. If the Compensation Committee determines that Mr. Hoaglin has engaged in a serious breach of conduct, the

Compensation Committee may terminate any award under any stock plan or require Mr. Hoaglin to repay any gain realized on the exercise of an award in accordance with the terms of the stock plan. In addition, if Mr. Hoaglin is found guilty of misconduct by any judicial or administrative authority in connection with any formal investigation by the Securities and Exchange Commission or other federal state or regulatory investigation, the Compensation Committee may require the repayment of any gain realized on the exercise of an award under any stock plan without regard to the timing of the determination of misconduct in relation to the timing of the exercise of the award.

Executive Agreements

Huntington has entered into Executive Agreements with each of the persons named in the Summary Compensation Table. These Executive Agreements were entered into as part of Huntington’s corporate strategy to provide protection for, and thus retain, its well-qualified executive officers notwithstanding any actual or threatened change in control of Huntington. Change in control generally includes:

•	the acquisition by any person of beneficial ownership of 25% or more of Huntington’s outstanding voting securities;

•	a change in the composition of the Board of Directors if a majority of the new directors were not appointed or nominated by the directors currently sitting on the Board of Directors or their subsequent nominees;

•	a merger involving Huntington where Huntington’s shareholders immediately prior to the merger own less than 51% of the combined voting power of the surviving entity immediately after the merger;

•	the dissolution of Huntington; and

•	a disposition of assets, reorganization, or other corporate event involving Huntington which would have the same effect as any of the above-described events.

Under each Executive Agreement, Huntington or its successor must provide severance benefits to the executive officer if such officer’s employment is terminated (other than on account of the officer’s death or disability or for cause):

•	by Huntington, at any time within 36 months after a change in control;

•	by Huntington, at any time prior to a change in control but after commencement of any discussions with a third party relating to a possible change in control involving such third party if the executive officer’s termination is in contemplation of such possible change in control and such change in control is actually consummated within 12 months after the date of such executive officer’s termination;

•	by the executive officer voluntarily with good reason at any time within 36 months after a change in control of Huntington; and

•	by the executive officer voluntarily with good reason at any time after commencement of change in control discussions if such change in control is actually consummated within 12 months after the date of such officer’s termination.

Under the Executive Agreements, good reason generally means the assignment to the executive officer of duties which are materially (and, in the case of Messrs. Benhase and Cheap, adversely) different from such duties prior to the change in control, a reduction in such officer’s salary or benefits, or a demand to relocate to an unacceptable location, made by Huntington or its successor either after a change in control or after the commencement of change in control discussions if such change or reduction is made in contemplation of a change in control and such change in control is actually consummated within 12 months after such change or reduction. An executive officer’s determination of good reason will be conclusive and binding upon the parties if made in good faith, except that, if the executive officer is serving as Chief Executive Officer of Huntington immediately prior to a change in control, the occurrence of a change in control will be conclusively deemed to constitute good reason.

In addition to accrued compensation, bonuses, and vested benefits and stock options, the executive officer’s severance benefits payable under the Executive Agreements include:

•	a lump-sum cash payment equal to three times (or, in the case of Messrs. Benhase and Cheap, two and one-half times) the officer’s highest base annual salary;

•	a lump-sum cash payment equal to three times (or, in the case of Messrs. Benhase and Cheap, two and one-half times) the highest annual incentive compensation to which the officer would be entitled;

•	a lump sum cash payment equal to one and one-half times the highest long-term incentive compensation to which the officer would be entitled;

•	thirty-six months of continued insurance benefits; and

•	thirty-six months of additional service credited for purposes of retirement benefits.

Each Executive Agreement also provides that Huntington will pay the executive officer such amounts as would be necessary to compensate such officer for any excise tax paid or incurred due to any severance payment or other benefit provided under the Executive Agreement. However, if Mr. Benhase’s or Mr. Cheap’s severance payments and benefits would be subject to any excise tax, but would not be subject to such tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits will be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that Huntington will not have to pay an excess severance payment and Mr. Benhase and Mr. Cheap will not be subject to an excise tax.

The Executive Agreements provide that, for a period of five years after any termination of the executive officer’s employment, Huntington will provide the executive officer with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and will indemnify, hold harmless, and defend the executive to the fullest extent permitted under Maryland law against all expenses and liabilities reasonably incurred by the executive in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of having been a director or officer of Huntington or any subsidiary.

Huntington must pay the cost of counsel (legal and accounting) for an executive officer in the event such officer is required to enforce any of the rights granted under his Executive Agreement. In addition, the executive officer is entitled to prejudgment interest on any amounts found to be due to him in connection with any action taken to enforce such officer’s rights under the Executive Agreement at a rate equal to the prime commercial rate of The Huntington National Bank or its successor in effect from time to time plus 4%.

The Executive Agreements for Messrs. Hoaglin and Baldwin are in effect through December 31, 2004, and the Executive Agreements for Messrs. McMennamin, Benhase, and Cheap are in effect through December 31, 2005. All Executive Agreements are subject to automatic two-year renewals and to an extension for thirty-six months after any month in which a change of control occurs. An Executive Agreement will terminate if the employment of the executive officer terminates other than under circumstances which trigger the severance benefits.

Option Grants in Last Fiscal Year

Individual Grants

Name	Number of Securities Underlying Options Granted(#)(1)	Percent of Total Options Granted to Employees in Fiscal Year(%)	Exercise Price ($/sh)	Expiration Date	Grant Date Present Value($)(2)
Thomas E. Hoaglin	300,000	8.39	$20.4075	7/15/2013	$1,698,000
Ronald C. Baldwin	110,000	3.08	20.4075	7/15/2013	622,600
Michael J. McMennamin	110,000	3.08	20.4075	7/15/2013	622,600
Richard A. Cheap	30,000.84		20.4075	7/15/2013	169,800
Daniel B. Benhase	60,000	1.68	20.4075	7/15/2013	339,600

(1)	All options granted expire ten years from the date of grant. The options become exercisable in equal increments on each of the first three anniversaries of the date of grant. Options not yet exercised are canceled upon a termination of employment for any reason other than death, retirement under one or more of Huntington’s retirement plans, termination following a change in control of Huntington, or a disposition (other than a change in control) of substantially all of the stock or assets of Huntington, in which case all options become exercisable immediately as of such employment termination date and remain exercisable for a specified period following the termination depending on the type of termination. Generally, the exercise price of options and any tax which Huntington withholds in connection with the exercise of any stock option may be satisfied by payment in cash or in shares of Huntington common stock. None of the options has a reload feature.

(2)

The dollar amounts in this column were determined using the Black-Scholes option-pricing model, a method for estimating the present value of stock options based on assumptions about the stock’s price volatility and dividend rate as well as interest rates. Because of the unpredictability of the assumptions required, the Black-Scholes model, or any other valuation model, is incapable of accurately predicting Huntington’s stock price or placing an accurate present value on options to purchase its stock. The assumptions used in performing the calculations were: (a) a risk-free rate of return equal to the zero-coupon United States Treasury Bond rate in effect on the date of the grant of 4.49% based on a term equal to the expected life of the option; (b) an expected dividend yield of 3.37% based on Huntington’s current common stock dividend; (c) an expected volatility of 33.8% based primarily on Huntington’s historical daily stock price volatility over the past six years; and (d) an expected option life of six years from date of grant to date of exercise, which is based on historical experience. No adjustments were made to account for vesting requirements, non-transferability, or risk of forfeiture. Any appreciation in the market value of Huntington stock would benefit all shareholders and would be dependent in part upon the efforts of the named executive officers. The present values set forth in the table should not be viewed in any way as a forecast of the performance of Huntington common stock, which will be influenced by future events and unknown factors. The total of the grant date values indicated in the table for all stock options granted in 2003 to the named executive officers was $3,452,600, representing approximately .07% of the value of all shares of Huntington outstanding on July 15, 2003, which was the date on which the majority of stock options were granted during the year.

Aggregated Option Exercises in Last Fiscal Year

And Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)(1)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year- End(#)	Value of Unexercised In-the-Money(2) Options at Fiscal Year-End($)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Thomas E. Hoaglin	N/A	N/A	596,600/ 500,400	$3,764,921/ 1,426,996
Ronald C. Baldwin	N/A	N/A	169,201/ 225,399	997,808/ 837,040
Michael J. McMennamin	N/A	N/A	135,867/ 208,733	765,949/ 711,961
Richard A. Cheap	N/A	N/A	77,588/ 58,733	353,385/ 206,810
Daniel B. Benhase	N/A	N/A	91,334/ 117,066	558,229/ 411,874

(1)	None of the named executive officers exercised stock options during 2003.

(2)	An option is in-the-money if the fair market value of the underlying common stock exceeds the exercise price of the option.

Long-Term Incentive Plan—Awards in Last Fiscal Year

Name	Number of Shares, Units, or Other Rights	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plan($)(2)
			Threshold	Target	Maximum
Thomas E. Hoaglin	(1)	(1)	$80,000	$500,000	$2,000,000
Ronald C. Baldwin	(1)	(1)	48,900	305,625	1,222,500
Michael J. McMennamin	(1)	(1)	40,600	253,750	1,015,000
Richard A. Cheap	(1)	(1)	27,400	109,600	438,400
Daniel B. Benhase	(1)	(1)	28,500	142,500	570,000

(1)	Each of the named executive officers was selected by the Compensation Committee of the Board of Directors to participate in a three-year long-term award cycle under the 2001 Stock and Long-Term Incentive Plan which began on January 1, 2002, and will end on December 31, 2004.

(2)	Long-term awards under the 2001 Stock and Long-Term Incentive Plan are based on Huntington’s performance over two-, three-, or four-year cycles. Huntington’s performance goals for the 2002 – 2004 cycle are based on a comparison of return on average shareholders’ equity to a peer group. The peer group for the cycle consists of twenty comparably sized commercial banks that are publicly traded and that emphasize traditional banking services, of which Huntington approximates the median in terms of assets and net revenue, plus three larger banks located in Ohio. Awards based on a percentage of base salary will be paid if Huntington’s performance achieves the established threshold or higher. Any awards for the 2002 – 2004 cycle will be paid in the first half of 2005 when Huntington can determine relative performance for the cycle. No awards will be paid if Huntington’s performance is below the threshold level. The figures in the table are based on salaries as of December 31, 2003.

Pension Plan Table

Remuneration	Years of Service
	15	20	25	30	35	40
$500,000	$137,376	$185,728	$234,079	$266,756	$291,756	$316,756
550,000	151,589	204,940	258,291	294,256	321,756	349,256
600,000	165,801	224,153	282,504	321,756	351,756	381,756
650,000	180,014	243,365	306,716	349,256	381,756	414,256
900,000	251,076	339,428	427,779	486,756	531,756	576,756
975,000	272,395	368,246	464,098	528,006	576,756	625,506
1,075,000	300,820	406,671	512,523	583,006	636,756	690,506
1,175,000	239,245	445,096	560,948	638,006	696,756	755,506
1,375,000	386,095	521,946	657,798	748,006	816,756	885,506
1,650,000	464,264	627,615	790,966	899,256	981,756	1,064,256

The table above illustrates the operation of Huntington’s Retirement Plan and Supplemental Retirement Income Plan, known as the SRIP, by showing various annual benefits assuming various levels of final average compensation and years of credited service. The SRIP provides benefits according to the same benefit formula as the Retirement Plan, except that benefits under the SRIP are not limited by Sections 401(a)(17) and 415 of the Internal Revenue Code. Code Section 401(a)(17) limits the annual amount of compensation that may be taken into account when calculating benefits under the Retirement Plan. For 2003, this limit was $200,000. Code Section 415 limits the annual benefit amount that a participant may receive under the Retirement Plan. For 2003, this amount was $160,000. An employee who: (a) is a participant in the Retirement Plan; (b) has been nominated by the Compensation Committee; and (c) earns compensation in excess of the limitation imposed by Code Section 401(a)(17) or whose benefit exceeds the limitation of Code Section 415(b), is eligible to participate in the SRIP. In addition, employees whose final benefits under the Retirement Plan are reduced due to elective deferral of compensation under the Huntington Executive Deferred Compensation Plan are also eligible to participate in the SRIP.

The maximum years of credited service recognized by the Retirement Plan and the SRIP is forty. Years of credited service in addition to those actually earned by a participant may be granted by the Pension Review Committee for the purposes of determining benefits under the SRIP. Benefit figures shown are computed on the assumption that participants retire at age 65. The normal form of benefit under both the Retirement Plan and the SRIP is a life annuity.

Each of the executive officers named in the Summary Compensation Table were participants in the SRIP during 2003. The compensation covered for these named executive officers by the Retirement Plan and the SRIP is the average of the total paid, in the five consecutive highest years of the executive officer’s career with Huntington, of base salary and 50% of bonus. Bonuses are taken into account for the year in which paid rather than earned. The estimated credited years of service, as of December 31, 2003, are 2.92 for Mr. Hoaglin, 2.75 for Mr. Baldwin, 3.58 for Mr. McMennamin, 5.67 for Mr. Cheap, and 3.58 for Mr. Benhase.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of Don M. Casto III, John B. Gerlach, Jr., and George A. Skestos. None of the members is or has ever been an officer of Huntington or its subsidiaries.

Board Compensation Committee Report on Executive Compensation

The following Report on Executive Compensation should not be deemed filed or incorporated by reference into any other document, including Huntington’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Huntington specifically incorporates this Report into any such filing by reference.

The Compensation Committee of the Board of Directors oversees Huntington’s executive compensation programs. The Committee met four times in 2003 to review and approve executive compensation matters.

Huntington’s executive compensation philosophy is designed to meet four primary goals:

1.	Ensure a strong linkage between corporate, unit, and individual performance and total compensation.

2.	Integrate compensation programs with Huntington’s annual and long-term strategic goals.

3.	Encourage long-term strategic management and enhancement of shareholder value through equity awards.

4.	Attract and retain key executives critical to the long-term success of Huntington by providing a fully competitive reward package that is appropriately sensitive to performance.

These principles are reflected in the key components of Huntington’s executive compensation programs which consist of base salary, annual incentive awards, and long-term incentive awards. Huntington’s executive compensation programs are regularly evaluated to ensure that they continue to reinforce shareholder interests and support the goals of Huntington’s executive compensation philosophy.

Mr. Hoaglin and Huntington have entered into an Employment Agreement which, among other things, established for Mr. Hoaglin a minimum base salary and participation in Huntington’s compensation plans. Increases in the minimum base salary and the specific level of participation in the incentive compensation plans is determined by the Committee based on the factors described below. Mr. Hoaglin’s Employment Agreement is described in greater detail above under “Employment and Executive Agreements”.

Base Salary

An executive officer’s base salary and subsequent adjustments are typically considered annually and are determined relative to the following factors: individual and business unit performance, scope of responsibility and accountability, comparison with industry pay practices, and cost of living considerations. The Committee feels that all of these factors are significant and the relevance of each varies from executive to executive. Therefore, no specific weight has been assigned to these factors in the evaluation of an executive officer’s base salary.

The specific measures of business unit performance vary depending upon the executive’s performance area and the goals periodically set for the performance area by Huntington. Industry salary comparisons, primarily of banking organizations of comparable asset size, are drawn from survey data relating to various executive levels published by independent sources. Where relevant, cross-industry comparisons are utilized for certain executives whose functions are not specific to traditional banking. Although the Committee reviews data representing pay practices of the 25th to 75th percentiles of the competitive market, in terms of compensation, the Committee does not have a policy to target compensation at a designated level of the pay practices of such market. Approximately 86% of the banking organizations comprising the KBW 50 Bank Index were represented by the survey data reviewed. The KBW 50 Bank Index was used for comparison purposes in the shareholder return graph below (see “Comparison of Five Year Cumulative Total Return Among Huntington, the S&P 500 Index, and the KBW 50 Bank Index”).

With respect to Mr. Hoaglin’s salary, the Committee also reviewed market data selected, analyzed and presented by a nationally recognized independent compensation consulting firm. Approximately 84% of the banking organizations comprising the KBW 50 Bank Index were represented by this market data. The Committee reviewed Mr. Hoaglin’s base salary and found it to be closely aligned to the competitive market data presented by the independent consulting firm. The Committee concurred with a request by Mr. Hoaglin that no increase be made to his salary for 2003.

Annual Cash Incentive Awards

Under Huntington’s Incentive Compensation Plan, executive officers can earn annual cash incentive awards determined as a percentage of base salary earned. In addition to the annual cash incentive awards under the Incentive Compensation Plan, the Committee may approve discretionary cash bonuses as the Committee deems appropriate, such as for extraordinary performance or for recruitment purposes.

For 2003, the range of incentive opportunity under the Incentive Compensation Plan as a percentage of base salary did not change from the previous year. An executive officer’s award expressed as a percentage of base salary would be greater as higher performance levels are achieved. The corporate performance targets that were set for 2003 had no predetermined relationship to the targets set for the previous year. In establishing the targets, consideration was given to internal corporate performance goals and Huntington’s assessment of its economic environment and industry trends. The Committee sets the performance goals for those executive officers whose compensation is anticipated to be affected by Section 162(m) of the Internal Revenue Code (“covered officers”, see “Tax Deductibility of Executive Compensation” below) based on qualifying performance criteria under Section 162(m), within ninety days after the start of the year to which the goals relate. The Committee may revise performance goals for participants who are not covered officers based on extraordinary events or other factors. In April 2003, Huntington changed its accounting methodology for automobile leases from direct finance lease accounting to operating lease accounting at the advice of its external auditors. The Committee determined that this accounting change was an extraordinary event within the meaning of the Incentive Compensation Plan and adjusted the 2003 targets to reflect the impact of the change in accounting for the participants who were not covered officers.

Generally, the percentage of base salary for an executive officer was determined by (a) the incentive group to which he was assigned for 2003 based upon his level of responsibility, (b) Huntington’s performance in 2003 as measured by earnings per share, (c) Huntington’s performance in 2003 as measured by the efficiency ratio, (d) the executive officer’s personal performance, which includes evaluation of both the executive individually and of his business unit, and (e) a subjective evaluation by the executive’s manager. For 2003, executive officers’ awards were generally weighted as follows: 37.5% for earnings per share, 12.5 % for efficiency ratio, 40% for personal performance, and 10% for the subjective component. The portions of an executive officer’s award tied to these factors were based upon the scope of his responsibility, and could have been adjusted as recommended by the subjective evaluation of the executive officer’s manager. The awards for the top three named executive officers were weighted as follows: 75% for earnings per share and 25% for efficiency ratio. The Committee has the discretion to increase individual awards based upon extraordinary circumstances, except for an award paid to a designated covered officer, and may reduce or eliminate any award, including an award to a covered officer, based on the Committee’s evaluation of extraordinary events or other factors.

Based on the performance goals as adjusted for the change in accounting methodology, Huntington exceeded its threshold level but not its target level performance goals for efficiency ratio and exceeded its target level performance goals for earnings per share. Based on the unadjusted performance goals applicable for determining the award for Mr. Hoaglin, a covered officer, only the earnings per share threshold and target levels of performance were exceeded. Because the awards are determined on the basis of base salary, the pay that was made to all exempt employees at the end of 2003 in connection with a decision to change the payroll frequency was not taken into consideration for the purpose of calculating the awards. (See footnote 2 to the Summary Compensation Table above for more information about this pay.) The award for Mr. Hoaglin, a covered officer, calculated pursuant to Code Section 162(m) based on the predetermined earnings per share and efficiency ratio criteria established by the Committee, unadjusted for the accounting change, and the Committee’s discretion, was $648,000.

In addition, Mr. Hoaglin received an award in 2003 of $138,900 that was negotiated upon his hiring. Mr. Hoaglin’s initial Employment Agreement dated February 15, 2001, provided that he was eligible to receive an award after the completion of 2002 based in part upon long-term incentive award guidelines. As agreed, the award was determined as if Huntington’s 2001 performance met the target level under the long-term incentive award cycle that ended on December 31, 2002.

Long-Term Incentive Awards

Long-term incentive awards in the form of stock and cash as well as stock option grants are made under Huntington’s 2001 Stock and Long-Term Incentive Plan. The value of these long-term awards is dependent upon Huntington’s performance over a period of time, as described below.

Long-term awards under the 2001 Stock and Long-Term Incentive Plan are based on Huntington’s performance over two-, three-, or four-year cycles. The Compensation Committee selects the length of each cycle and it remains constant throughout the cycle. The Committee selects as participants for each cycle those officers who, in the opinion of the Committee, will significantly contribute to the long-term strategic performance and growth of Huntington. Each of the named executive officers was selected by the Committee to participate in a three-year long-term award cycle under the 2001 Stock and Long-Term Incentive Plan which began on January 1, 2002, and will end on December 31, 2004. Huntington’s performance goals for the 2002 – 2004 cycle are based on a comparison of return on average shareholders’ equity to a peer group. The peer group for the cycle consists of twenty comparably sized commercial banks that are publicly traded and that emphasize traditional banking services, of which Huntington approximates the median in terms of assets and net revenue, plus three larger banks located in Ohio. Twenty of the 23 banks in the peer group are included in the KBW 50 Index. Awards based on a percentage of base salary will be paid if Huntington’s performance achieves the established threshold or higher. Any awards for the 2002 – 2004 cycle will be paid in the first half of 2005 when Huntington can determine relative performance for the cycle. No awards will be paid if Huntington’s performance is below the threshold level.

The percentage of base salary awarded to an executive officer increases incrementally as performance increases. Target level performance is achieved if Huntington’s performance is at the 50th percentile of all peer group banks in the cycle. The percentage of base salary awarded increases incrementally at a higher rate once Huntington’s performance results go over the plan target levels. No award will be made pursuant to the 2002—2004 cycle if Huntington’s performance is below the threshold level, and the maximum award will be paid if Huntington’s performance is at or above the 90th percentile of the peer group. The maximum award is 160% to 250% of a participant’s base salary depending upon the group to which a participant is assigned based on level of responsibility. Awards are typically made in stock, however, participants may elect to receive up to 50% of their awards in cash.

Stock option awards are generally considered annually for the executive officers by the Committee. During 2003, the independent compensation consulting firm conducted a review of the role of stock option awards in Huntington’s total compensation package. The consulting firm also reviewed Huntington’s process for granting options in comparison with peer group practices and other quantitative factors. The number of option shares granted to the executive officers in July 2003 was determined based on the individual’s scope of responsibility, a subjective evaluation of the performance of the individual and his or her business unit since the last grant, and competitive market comparisons provided by the consulting firm. The Committee does not have a policy to target its option awards at any specific level of data as provided. No specific weight is attached to these factors. Although information as to the options awarded to each executive officer during recent years was reviewed by the Committee, the Committee did not assign any weight to the total number of option shares held by an executive officer in determining the size of an option awarded for 2003.

Each stock option has a per share exercise price equal to the fair market value of a share of Huntington common stock on the date of grant. Since the stock options are granted at market price, the value of the stock options is entirely dependent upon the growth in Huntington’s stock price. The grants to executive officers in July 2003 become exercisable in three equal annual installments beginning on the first anniversary of the grant.

During 2003, the Committee awarded stock options to 1,132 employees in a total amount equal to 1.56% of Huntington’s average shares of common stock outstanding for the year. Mr. Hoaglin received 8.39% of all option shares granted to employees, or 300,000 shares. Additional detail on executive stock option grants is provided in the table above entitled “Option Grants in Last Fiscal Year.”

Tax Deductibility of Executive Compensation

Internal Revenue Code Section 162(m) no longer permits Huntington to deduct certain non-performance-based compensation in excess of $1,000,000 per taxable year paid to individuals who, as of the last day of the taxable year, are the Chief Executive Officer and the four most highly compensated executives required to be named in the annual proxy statement. Huntington may continue to deduct compensation paid to the named executive officers in excess of $1,000,000 provided the payment of such compensation qualifies for an exception under Code Section 162(m), including an exception for certain performance-based compensation. The Committee believes that Code Section 162(m) should not cause Huntington to be denied a deduction for compensation paid to the named executive officers in 2003. The Committee will continue to work to structure components of its executive compensation package to achieve maximum deductibility under Code Section 162(m), while at the same time considering the goals of its executive compensation philosophy and whether it is in the best interests of Huntington to have an award so qualified.

COMPENSATION COMMITTEE

John B. Gerlach, Jr., Chairman

Don M. Casto III

George A. Skestos

Comparison of Five Year Cumulative Total Return

Among Huntington, the S&P 500 Index, and the KBW 50 Bank Index

The line graph below compares the yearly percentage change in cumulative total shareholder return on Huntington common stock and the cumulative total return of the S&P 500 Index and the KBW 50 Bank Index for the period December 31, 1998, through December 31, 2003. The KBW 50 Bank Index is a market capitalization-weighted bank stock index published by Keefe, Bruyette & Woods. The index is composed of the 50 largest banking companies and includes all money-center banks and most major regional banks. An investment of $100 on December 31, 1998, and the reinvestment of all dividends are assumed.

	1998	1999	2000	2001	2002	2003
——Huntington	$100	$90	$70	$78	$88	$109
– – –S&P 500	$100	$121	$110	$97	$76	$97
— – KBW 50 Bank	$100	$97	$116	$111	$103	$138

Comparisons of Three-Year Total Return: Huntington’s total return for the three-year period December 31, 2000, through December 31, 2003, was +55.4%, compared with returns for the S&P 500 Index and the KBW 50 Bank Index of (11.8)% and +19.4%, respectively, over the same period. For these three-year calculations, an investment on December 31, 2000, and the reinvestment of all dividends are assumed.

Executive Officers of Huntington

Each executive officer of Huntington is listed below, together with a statement of the business experience of that officer during at least the last five years. Executive officers are elected annually by the Board of Directors and serve at the pleasure of the Board.

RONALD C. BALDWIN, age 57, has served as Vice Chairman of Huntington and The Huntington National Bank since April 2001, overseeing Huntington’s regional banking line of business which includes both commercial and retail banking activities. Mr. Baldwin served as a Vice President and a director of Huntington Preferred Capital, Inc. from April 2001 to December 2001. Prior to joining Huntington, Mr. Baldwin served as President of Retail Delivery for the Retail Banking Group of Bank One Corporation, managing branches, telephone call centers, ATM’s, and internet banking across a multi-state network, from December 1997 to December 2000. Mr. Baldwin served as Bank One Corporation’s president of Business Banking from January 1996 to December 1997 and as Chairman and Chief Executive Officer of Bank One Wisconsin Corporation from April 1994 to January 1996.

DANIEL B. BENHASE, age 44, has served as Executive Vice President of The Huntington National Bank’s Private Financial Group since June 2000. Prior to joining Huntington, Mr. Benhase served as Executive Vice President for Firstar Corporation from 1994 to June 2000, and as Executive Vice President for Firstar Bank, N.A. from 1992 to 1994, responsible for managing trust, investment management, private banking, and brokerage activities.

RICHARD A. CHEAP, age 52, has served as General Counsel and Secretary for Huntington and as Executive Vice President, General Counsel, Secretary, and Cashier of The Huntington National Bank since May 1998. Mr. Cheap has also served as a Vice President and a director since April 2001, and as Secretary from April 2001 to December 2001, of Huntington Preferred Capital, Inc. Prior to joining Huntington, Mr. Cheap practiced law with the law firm of Porter, Wright, Morris & Arthur LLP, Columbus, Ohio, from 1981, and as a partner from 1987 to May 1998. While with Porter, Wright, Morris & Arthur LLP, Mr. Cheap represented Huntington in a variety of matters, including acting as lead attorney in negotiating the terms and documentation of most of Huntington’s bank acquisitions during the preceding nine years.

THOMAS E. HOAGLIN, age 54, has served as Chief Executive Officer and President for both Huntington and The Huntington National Bank since February 2001, and as Chairman of the Board for both since August 2001. Prior to joining Huntington, Mr. Hoaglin served as Vice Chairman of AmSouth Bancorporation from February 2000 to August 2000. Mr. Hoaglin served as an officer in various positions during his 26 year career at Bank One Corporation until March 1999, including, as Executive Vice President of Private Banking from October 1998 to March 1999, as Chairman and Chief Executive Officer of Banc One Services Corp. from June 1997 to October 1998, as Chairman of Project One from January 1996 to December 1998, as Chairman and Chief Executive Officer of Bank One Ohio Corporation from 1992 to 1995, and as President and Chief Operating Officer of Bank One Texas from 1989 to 1992.

MICHAEL J. MCMENNAMIN, age 58, has served as Vice Chairman for Huntington since November 2000, and as Chief Financial Officer and Treasurer since October 2000. Mr. McMennamin served as Executive Vice President for Huntington from October to November 2000, and as Executive Vice President for The Huntington National Bank from June 2000 to April 2001. Mr. McMennamin has served as President of Huntington Capital Corp. since June 2000. Mr. McMennamin has also served as President of Huntington Preferred Capital, Inc. since April 2001 and as a director of that company since December 2000. Prior to joining Huntington, from November 1998 to February 2000, Mr. McMennamin served as Group Executive Vice President and Chief Financial Officer of Citizens Financial Corp. in Providence, Rhode Island. Prior thereto, Mr. McMennamin served as Executive Vice President and Chief Financial Officer for Bank One Corporation from May 1995 to November 1998.

MARY W. NAVARRO, age 48, has served as Executive Vice President of The Huntington National Bank managing the retail banking line of business since June 2002. Prior to joining Huntington, Ms. Navarro served as Executive Vice President and Eastern Region Retail Manager for Bank One Corp. from 1996 to May 2002. Ms. Navarro served Bank One Corp. in various capacities from January 1986 and held many senior leadership positions including Small Business National Sales Manager, National Retail Business Credit Delivery Manager, Regional Business Banking Sales Manager, and Commercial Banking Manager.

NICHOLAS G. STANUTZ, age 49, has served since June 1999 as ExecutiveVice President and Group Manager for Dealer Sales for The Huntington National Bank. Prior thereto, Mr. Stanutz served as Senior Vice President from May 1986 to June 1999, as Product Manager for automobile financing from June 1994 to June 1999, and as Indiana Dealer Sales Manager from May 1986 to June 1994.

Proposal to Approve Huntington’s Management Incentive Plan, As Amended and Restated (Formerly Known as the Incentive Compensation Plan)

Shareholders are being asked to vote to approve the Management Incentive Plan at this Annual Meeting in order to qualify certain future awards made to certain officers as deductible for federal income tax purposes under Internal Revenue Code Section 162(m), which requires shareholder approval of the material terms of the plan at least every five years. Shareholders previously voted in 1999 to approve the Incentive Compensation Plan, which provides for the payment of annual cash incentive awards to eligible officers. Shareholder approval was obtained at that time in order to qualify certain awards made to certain officers as deductible for federal income tax purposes under Code Section 162(m). The material terms of the plan include the employees eligible to receive awards, a description of the business criteria (described as “qualifying performance criteria”) upon which the performance goals are based, and the maximum award payable to a participant. Because of the shareholder approval requirement, Huntington took the opportunity to amend and restate the Incentive Compensation Plan, effective for plan years beginning on or after January 1, 2004, under the name “Management Incentive Plan”.

Huntington believes that its annual cash incentive awards program under the Management Incentive Plan (formerly known as the Incentive Compensation Plan) has made a significant contribution to its success in attracting and retaining key employees. The most significant differences between the Incentive Compensation Plan and the Management Incentive Plan are that the Management Incentive Plan:

•	provides greater flexibility with respect to the qualifying performance criteria (discussed below) used to measure awards; and

•	redefines how extraordinary events impact the calculation of awards for Covered Officers (defined below).

If shareholder approval is not obtained, the Committee intends to review and reconsider the annual cash incentive compensation programs of Huntington in light of such vote and the principles described in the Board Compensation Committee Report on Executive Compensation. Further, Huntington’s ability to deduct any future annual incentive payments to Covered Employees (defined below) may be impacted to the extent a Covered Employee’s non-performance based compensation exceeds $1,000,000 for a taxable year (see “Performance Criteria and Goals; 162(m) Considerations” below).

Objectives of the Management Incentive Plan

The purpose of the Management Incentive Plan is to encourage, recognize, and reward exceptional levels of corporate, business unit, and individual performance. The Management Incentive Plan is intended to link the interests of eligible officers with the interests of Huntington, by providing incentive for key employees whose sustained performance directly influences the creation of shareholder value.

Administration

The Management Incentive Plan will be administered by the Compensation Committee of Huntington’s Board of Directors. For purposes of granting, administering and certifying awards to those Covered Employees (defined below) the Committee designates as covered officers (“Covered Officers”), the Committee or any sub-committee acting on its behalf will be composed of 2 or more members of the Board each of whom is an “outside director” within the meaning of Code Section 162(m). Any Committee member who is not an “outside director” within the meaning of Code Section 162(m) will abstain from participating in any decision to grant, administer, or certify awards to Covered Officers.

Eligibility

Officers of Huntington and its subsidiaries are eligible to participate in the Management Incentive Plan. Participation is limited to officers who are specified by the Compensation Committee of the Board of Directors to be key employees whose performance may, in the opinion of the Committee, significantly contribute to the strategic performance and growth of Huntington. It is anticipated that approximately 310 officers will participate in the Management Incentive Plan for the plan year beginning on January 1, 2004. Directors who are not also officers of Huntington are not eligible to participate in the Management Incentive Plan.

Performance Criteria and Goals; 162(m) Considerations

Awards under the Management Incentive Plan may be based upon corporate, business unit, and individual performance. Generally, awards will be determined based upon performance goals established pursuant to “qualifying performance criteria” selected by the Committee and evaluations of the participant’s business unit and individual performance. Such evaluations will be made by the participant’s appropriate manager or senior officer. The Committee may select different “qualifying performance criteria” for different incentive groups. The Committee will establish annual written performance goals reflecting corporate performance. Performance goals for participants who are not Covered Officers may be revised during the plan year based on extraordinary events or other factors. Potential awards, expressed as a percentage of base salary, may vary among participants in different incentive groups as determined by the Committee.

Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to Huntington’s chief executive officer and to each of the other four most highly compensated executive officers required to be named in the proxy statement (“Covered Employees”). The general rule is that compensation paid to any of these specified executive officers will be deductible by Huntington only to the extent that it does not exceed $1,000,000 for a taxable year or qualifies as “performance-based” compensation under Code Section 162(m). Within the first 90 days of each calendar year (or such earlier or later date as may be required or permitted by Code Section 162(m)) the Committee will designate those executive officers whose awards under the Management Incentive Plan will be calculated pursuant to the qualified performance-based compensation provisions of Code Section 162(m). For these Covered Officers, awards under the Management Incentive Plan will be based solely upon the achievement of one or more objective performance goals based on “qualifying performance criteria” as selected by the Committee. The performance goals based upon “qualifying performance criteria” for Covered Officers and the potential award, expressed as a percentage of base salary, will be established no later than 90 days after the commencement of the plan years to which the goals relate (or such earlier or later date as permitted by Code Section 162(m)). The Committee has also reserved the right, with respect to any award or awards, to determine that compliance with Code Section 162(m) is not desired after consideration of the goals of Huntington’s executive compensation philosophy and whether it is in the best interests of Huntington to have such award so qualified.

For purposes of the Management Incentive Plan, “qualifying performance criteria” means one or more of the following:

•	net income;

•	earnings per share;

•	return on equity or return on average equity;

•	return on assets or return on average assets;

•	efficiency ratio determined as the ratio of total non-interest operating expenses (less amortization of intangibles) divided by total revenues (less net security gains);

•	non-interest income to total revenue ratio;

•	net interest margin; and

•	other strategic milestones based on objective criteria established by the Committee, provided that with respect to Covered Officers such strategic milestones must be approved by the shareholders prior to the payment of the award.

The above-mentioned “qualifying performance criteria” may be established individually, alternatively, or in any combination, and applied to either Huntington as a whole or to a business unit or subsidiary, individually, alternatively, or in any combination. “Qualifying performance criteria” may be different for different participants, as determined in the discretion of the Committee.

In determining whether a performance goal has been met, the Committee may include or exclude “extraordinary events” (as defined below), or any other objective events or occurrences of a similar nature in determining whether a performance goal based on the qualifying performance criteria has been achieved. Notwithstanding the above, the performance goals and the determination of results for the designated Covered Officers will be based entirely on the qualifying performance criteria. Extraordinary events may only be considered in reducing the award that might otherwise be payable to a Covered Officer. Awards may be paid to Covered Officers only after the Committee has certified in writing that the performance goals have been met. Extraordinary events are any of the following:

•	changes in tax law, generally accepted accounting principles or other such laws or provisions affecting reported financial results;

•	accruals for reorganization and restructuring programs;

•	special gains or losses in connection with mergers and acquisitions or on the sale of branches or significant portions of the company;

•	any extraordinary non-recurring items described in Accounting Principles Board Opinion No. 30 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operation appearing or incorporated by reference in the Annual Report on Form 10-K filed with the Securities and Exchange Commission;

•	gains on sales of auto loans;

•	losses on the early repayment of debt; or

•	any other events or occurrences of a similar nature.

Payment of Awards; Maximum Awards

Awards are payable in cash and are subject to federal, state and local income and other payroll tax withholding. The Committee may increase individual awards based upon extraordinary circumstances, but under no circumstances may the Committee increase a Covered Officer’s award above the amount determined based on the attainment of specified pre-established performance goals. The maximum award payable to a participant for any plan year will not exceed $2,500,000. The Committee does, however, have the discretion to reduce or eliminate any award, including an award to a Covered Officer, based on the Committee’s evaluation of extraordinary events or other factors.

No award will be paid to an officer who is not employed by Huntington or a subsidiary on the day the award is paid except in the case of death, disability, or retirement, or in the event the award is deferred by the Committee or that a change in control of Huntington has occurred. In the event a participant dies, becomes disabled or retires before payment of an award, the Committee may, in its discretion, authorize payment to a participant (or the participant’s estate or designated beneficiary) in such amount as the Committee deems appropriate.

Change in Control

Upon the occurrence of a change in control the Committee will make interim awards based upon Huntington’s quarterly financial statements for the quarter ending immediately prior to or coinciding with the change in control. In determining the amount of interim awards, the Committee will follow the usual procedures for calculating awards except that the Committee will annualize the actual level of year-to-date performance achieved with respect to each performance goal and other performance objectives/assessments. Such interim awards will be payable on a pro-rated basis based upon the quarter ending immediately prior to or coinciding with the change in control as follows:

•	first quarter—25% of the award otherwise payable;

•	second quarter—50% of the award otherwise payable;

•	third quarter—75% of the award otherwise payable;

•	fourth quarter—100% of the award otherwise payable.

In any event, each interim award made to a participant who received an award under the plan for the immediately preceding year will not be less than the target award, expressed as a percentage of base salary, for the preceding year paid on a pro-rated basis as provided above. The Committee will grant an interim award to each participant whether or not employed by Huntington when the change in control becomes effective unless the participant’s employment was terminated for cause.

Generally, a change in control will be deemed to have occurred if:

•	anyone other than a director or officer or an affiliate of a director or officer becomes the beneficial owner of 25% or more of Huntington’s voting power;

•	the current directors of Huntington, together with all subsequently elected directors whose election or nomination was approved by the current directors, no longer constitute at least a majority of the Huntington’s board of directors;

•	Huntington merges or consolidates with another entity and the shareholders of Huntington immediately prior to the merger or consolidation hold less than 51% of the combined entity immediately after the merger or consolidation;

•	there is a sale or other disposition of 50% or more of the assets or earning power of Huntington;

•	Huntington is liquidated or dissolved; or

•	there is a reorganization, recapitalization, or other transaction which has the same effect as any of the foregoing.

Other Provisions

The Committee is given broad discretion to interpret the Management Incentive Plan and establish rules for its administration. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Management Incentive Plan or any award in order to carry out the plan as intended. To the extent permitted by law, the Committee may delegate its authority under the Management Incentive Plan. The Committee or the Board of Directors shall have the authority to terminate or amend the Management Incentive Plan, unless shareholder approval is required to satisfy the applicable provisions of Code Section 162(m).

Nothing in the Management Incentive Plan limits Huntington’s right to terminate any participant’s employment at any time, with or without cause, nor confers upon any participant any right to continued employment with Huntington. The plan does not give any participant any interest, lien or claim against any specific asset of Huntington, and thus, the participant will have only the rights of a general unsecured creditor of Huntington. The Committee may permit or require a participant to defer receipt of an award which would otherwise be due the participant.

Nothing in the Management Incentive Plan limits the authority of the Committee, the Board of Directors, Huntington or any subsidiary to establish any other compensation plan, or limits the authority to pay bonuses or supplemental compensation to any persons employed by Huntington or a subsidiary whether or not such persons are participants in the Management Incentive Plan and without regard to how the amount of such compensation or bonus is determined. However, no such plan will be established or operated in a way that entitles or allows a Covered Officer to receive an award under such plan as a substitution or supplement for not achieving goals under the Management Incentive Plan.

Significant Differences Between the Management Incentive Plan and the Incentive Compensation Plan

The significant differences between the Management Incentive Plan and the Incentive Compensation Plan are that:

•	Qualifying performance criteria was amended to add the ratio of non-interest income to total revenue, the net interest margin, and other strategic milestones based on objective criteria established by the Committee, provided that with respect to Covered Officers such strategic milestones must be approved by the shareholders prior to the payment of the awards;

•	Extraordinary events may only be considered to decrease a Covered Officer’s award based on the pre-established performance goals, instead of including or excluding extraordinary events in order to determine the highest award payable pursuant to Code Section 162(m) with the Committee exercising negative discretion if desired;

•	In the event of a change in control, a minimum interim award will be granted to participants who also participated in the prior plan year of no less than the target award for the preceding year rather than the actual award paid; and

•	The Committee is given the specific authority to delegate its authority as permitted by law.

It is not possible to state in advance the exact amounts of awards that may be made or the identity of the officers who may receive awards under the Management Incentive Plan. It is also not possible to determine the awards that might have been paid in 2003 if the Management Incentive Plan had then been in effect because the Committee has discretion to determine the sizes of awards to be granted under the plan. Any actual awards, however, which are made to Huntington’s named executive officers will be reported as required in Huntington’s future proxy statements.

The affirmative vote of the holders of a majority of Huntington common stock present at the meeting is required to approve the Management Incentive Plan. As noted above, the Management Incentive Plan is being submitted to the shareholders for approval in order to qualify awards made to certain officers as deductible for federal income tax purposes under Code Section 162(m). A vote in favor of adopting the Management Incentive Plan will constitute approval of all terms of the plan, including the adoption of all qualifying performance criteria identified above, the eligible employees and the maximum award payable for a plan year. The persons appointed as proxies will vote FOR this proposal, unless otherwise directed.

Huntington believes that its annual cash incentive awards program under the Management Incentive Plan (formerly known as the Incentive Compensation Plan) has made a significant contribution to its success in attracting and retaining key employees. The Board of Directors recommends a vote FOR the approval of the Management Incentive Plan.

Proposal to Approve Huntington’s 2004 Stock and Long-Term Incentive Plan

Shareholders are being asked to vote to approve the 2004 Stock and Long-Term Incentive Plan (the “2004 Plan”). The 2004 Plan was adopted by the Board of Directors effective for long-term performance award cycles beginning on or after January 1, 2004, and for grants of stock options, restricted stock, restricted stock units, stock appreciation rights, and deferred stock on or after April 27, 2004, subject to approval of Huntington’s shareholders. The 2004 Plan was designed to replace, for future awards, Huntington’s existing 2001 Stock and Long-Term Incentive Plan (the “2001 Plan”) which was approved by Huntington’s shareholders in 2001. With respect to long-term performance awards, there is one long-term incentive award cycle that has commenced under the 2001 Plan but is not yet completed (the 2002 – 2004 Cycle). If the 2004 Plan is approved by shareholders, any long-term performance awards for the 2002 – 2004 Cycle will be paid out of the shares authorized for the 2004 Plan. If shareholder approval is not obtained for the 2004 Plan, no awards of any kind will be made under the 2004 Plan.

Huntington believes that its equity based compensation plans have made a significant contribution to its success in attracting and retaining key employees and directors. The 2004 Plan provides for additional types of awards not available under the 2001 Plan—restricted stock units, stock appreciation rights, and deferred stock, and authorizes approximately 8,700,000 shares in addition to the shares remaining available under the 2001 Plan. The 2004 Plan is being submitted to the shareholders for approval in order to comply with the applicable requirements of The Nasdaq Stock Market, Inc. and to qualify certain awards made to certain officers as deductible for federal income tax purposes under Internal Revenue Code Section 162(m). Shareholder approval is also necessary under the federal income tax rules with respect to the qualification of incentive stock options.

During 2003, the Compensation Committee of the Board of Directors worked with a nationally recognized independent compensation consultant to review the role of long-term incentive compensation in Huntington’s total compensation package, and to review Huntington’s process for determining grants of stock options and long-term performance awards in comparison with peer group practices and other quantitative factors. This review resulted in a change in Huntington’s overall strategy for long-term incentive compensation, including the granting of stock options and the use of long-term performance awards and other vehicles. The changing business and accounting/regulatory environment are likely to cause Huntington to reduce its reliance on the use of stock options in future years. The ability to issue additional types of equity awards—deferred stock, restricted stock units, and stock appreciation rights—will provide the Committee with the flexibility to apply the most appropriate vehicle to meet Huntington’s needs over the duration of the 2004 Plan.

The 2004 Plan is substantially similar to the 2001 Plan and incorporates key corporate governance practices:

•	stock options may not be altered or repriced without shareholder approval;

•	limits are imposed on the use of “whole share” grants/awards (that is, awards other than options and stock appreciation rights) which are not based on achievement of explicit performance goals;

•	stock options and stock appreciation rights must be granted at not less than 100% of the fair market value on the date of grant;

•	the structure of the plan facilitates compliance with Code Section 162(m);

•	performance goals may be imposed on any grants as deemed appropriate by the Committee; and

•	forfeiture provisions have been strengthened to enable the Committee to cancel awards and/or to require payback of any gains/awards which are tainted by misconduct of the participant.

Shares Authorized for the 2004 Plan

The 2004 Plan reserves for issuance a maximum aggregate of 12,000,000 shares of Huntington’s common stock. This amount would include approximately 3,300,000 shares of common stock previously authorized and approved for issuance under the 2001 Plan that are not subject to outstanding awards and remain available for the issuance of additional awards. If the 2004 Plan is approved by the shareholders, no further grants of stock options or restricted stock will be made, and no further long-term incentive award performance cycles will commence, under the 2001 Plan and these remaining shares will be made available to the 2004 Plan. Accordingly, the number of additional shares to be reserved beyond the shares previously authorized and available is 8,700,000. This amount is equal to approximately 3.8% of Huntington’s shares outstanding as of December 31, 2003. The market value of the 12,000,000 shares of Huntington’s common stock to be subject to the 2004 Plan was approximately $277,560,000 on February 27, 2004. Any shares issued under the Plan may be authorized and unissued shares, shares purchased in the open market, or shares held in treasury stock.

No more than 20% of the shares authorized for the 2004 Plan may be used for restricted stock awards, awards of restricted stock units, awards of deferred stock, and long-term performance awards; except that this limitation does not apply to such awards to the extent they are earned on the basis of specific performance goals established by the Committee. No awards may be made on or after December 31, 2013. The shares authorized for issuance under the 2004 Plan and the number of shares subject to any specific award are subject to adjustment for stock dividends, stock splits, spin offs, mergers or other reorganizations as necessary to prevent dilution or enlargement of participants’ rights. Any shares that are subject to an award that terminates, expires, or lapses for any reason will be available for future grants of awards. Further, unless otherwise required by applicable law or regulation, any shares granted through the assumption of or in substitution for outstanding awards granted by a company that is merged, consolidated with, or acquired by Huntington will not be subject to the share limitations of the 2004 Plan.

Objectives of the 2004 Plan

The 2004 Plan is designed to provide Huntington flexibility in its ability to motivate, attract, and retain the services of participants who make significant contributions to Huntington’s success and creation of shareholder value. Additional objectives of the 2004 Plan are to:

•	help optimize the profitability and growth of Huntington through incentives which are consistent with Huntington’s objectives and which link the interests of the participants to those of the shareholders;

•	induce participants to strive for the highest level of performance;

•	promote teamwork; and

•	allow participants to share in Huntington’s success.

Administration

The 2004 Plan will be administered by the Compensation Committee of Huntington’s Board of Directors. For purposes of granting, administering and certifying awards to those Covered Employees the Committee designates as covered officers (“Covered Officers”), the Committee or any sub-committee acting on its behalf will be composed of 2 or more members of the Board each of whom is an “outside director” within the meaning of Code Section 162(m). Any Committee member who is not an “outside director” within the meaning of Code Section 162(m) will abstain from participating in any decision to grant, administer, or certify awards to Covered Officers.

Eligibility

Persons eligible to participate in the 2004 Plan are any employee and any non-employee director of the Huntington or its subsidiaries. As of February 27, 2004, Huntington and its subsidiaries had 8,461 employees and 22 non-employee directors who could be eligible to participate in the 2004 Plan. Participants are selected by the Compensation Committee, which also administers the Plan. Employees are eligible to receive all types of awards under the 2004 Plan, while non-employee directors are only eligible to receive non-qualified stock options, restricted stock awards, restricted stock units and deferred stock awards.

Types of Awards

The Compensation Committee will administer the 2004 Plan. The Committee will select the participants in the plan, determine the sizes and types of awards, and determine the terms and conditions of awards. As stated above, the Committee may from time to time grant stock options, shares of restricted stock, restricted stock units, stock appreciation rights, deferred stock awards, and long-term performance awards. Each award will be evidenced by a written award agreement setting forth the applicable terms and provisions.

Stock Options. Grants of stock options are subject to the following restrictions and limitations:

•	Options for no more than 4,000,000 shares may be awarded under the 2004 Plan to any participant over any five-year period. Any shares subject to an award of stock appreciation rights to a participant during the same five-year period will count toward this limitation.

•	The Committee may not grant an option to a participant if the sum of the number of shares then subject to all options held by such participant plus the shares then owned or deemed to be owned under the Code by such participant would constitute more than 10% of the total combined voting power of all classes of stock of Huntington.

•	The Committee may not grant incentive stock options to any non-employee director.

•	The Committee may not grant incentive stock options to any employee if the aggregate fair market value of shares underlying all incentive stock options granted under any of Huntington’s plans exercisable for the first time by such employee during any calendar year exceeds $100,000. Any excess will be deemed a non-qualified stock option.

•	The option price for each grant must be at least 100% of the fair market value of a share of Huntington common stock on the date the option is granted. Generally, the fair market value of a share on any given date will be the mean between the highest and lowest selling prices for which a share was sold on The Nasdaq Stock Market on that date.

•	No option may be exercisable on or after the tenth anniversary date of its grant.

Reload options are not permitted under the 2004 Plan.

Each stock option agreement will specify the date of grant, the option price, the number of shares to which the option relates, whether the option is intended to be an incentive stock option or a non-qualified stock option, the duration of the option, any time-based vesting restrictions, and any other provision determined by the Committee.

Upon exercise of an option, the participant must pay the full exercise price:

•	by tendering either, or a combination of, cash and/or previously acquired shares that have been held for six months;

•	through a broker-facilitated cashless exercise procedure acceptable to the Committee; or

•	by any other means which the Committee determines to be consistent with the plan’s purpose and applicable law.

If shares acquired upon exercise of incentive stock options are disposed of by a participant prior to either two years from the date of grant or one year from the date of exercise, or otherwise in a “disqualifying disposition” under the Code, the participant must notify Huntington in writing and cooperate with respect to any tax withholding obligations resulting from such disqualifying disposition.

The transfer of stock options is limited. In general, no stock option granted under the 2004 Plan may be sold, transferred, pledged, assigned, or otherwise alienated, other than by will or by the laws of descent and distribution. In the case of non-qualified stock options, a limited exception is available which permits a participant to transfer without consideration options covering a minimum of 5,000 shares to a “permissible transferee.” A permissible transferee means any member of the immediate family of the participant (including in-laws and adoptive relationships), any trust for the benefit of members of the participant’s immediate family, or any partnership whose only partners are members of the participant’s immediate family. Any transferred option remains subject to all conditions and restrictions as prior to the transfer. Incentive stock options may, if permitted under Code Section 422, be transferred to a trust, the beneficial owner of which is the participant to whom the incentive stock option was granted (a grantor beneficial trust). All incentive stock options will be exercisable only by the participant during his or her lifetime, or by the trustee of the grantor beneficial trust if permitted under Code Section 422.

Except as otherwise provided in an award agreement or determined by the Committee, upon termination of employment for any reason other than death, retirement, or a change in control, a participant’s outstanding options terminate no later than 60 days after the participant’s termination, unless such termination was for cause. If employment is terminated for cause, the rights under each outstanding option granted to the participant terminate immediately. In the event a participant retires under one of Huntington’s retirement plans, or is determined to be so retired by the Committee, such participant’s outstanding options are exercisable in accordance with their terms until the expiration date of such options. Each incentive stock option not exercised within three months of a participant’s retirement will automatically convert to a non-qualified stock option. If a participant dies while employed or after retirement, his or her options become exercisable in full and may be exercised by the participant’s executor or beneficiaries until the earlier of the expiration date of such options or 13 months from the date of the participant’s death. In addition, the Committee has the authority to include such other termination provisions in stock option agreements which it deems advisable. These provisions need not be uniform among all participants and may reflect distinctions based upon the reason for termination of employment.

Outstanding options granted to a non-employee director terminate no later than 13 months after the date such non-employee director ceases to be a director for any reason other than retirement, death, or a change in control. Upon the retirement of a non-employee director, his or her options become exercisable in full and may be exercised until their expiration date. In the event of the non-employee director’s death while serving as a non-employee director, or death after retirement as a non-employee director, all such outstanding options granted to the non-employee director will become exercisable in full, and the executor or administrator of such non-employee director’s estate or a person or persons who have acquired the options directly from such non-employee director by bequest, inheritance, or by reason of written designation as a beneficiary on a form proscribed by Huntington, will have until the expiration dates of such options or 13 months after the non-employee director’s date of death, whichever first occurs, to exercise such options.

Restricted Stock Awards. Each restricted stock agreement will specify the number of restricted shares granted, the period of restriction, and such other provisions as the Committee may determine, including a stipulated purchase price, restrictions based upon achievement of specific performance objectives (corporate wide, business, and/or individual), qualifying performance criteria, a performance cycle, any time-based restrictions, and/or any restrictions under applicable federal or state securities laws. If the period of restriction is based on the passage of time, the period of restriction, unless waived by the Committee, will be not less than six months from the date of grant.

Certificates representing shares of restricted stock will be retained in Huntington’s possession until such time as the Committee determines that all conditions and/or restrictions applicable to such shares have been satisfied. At the Committee’s discretion, during the period of restriction, participants may exercise full voting rights with respect to the restricted shares and may be credited with regular cash dividends paid on such shares. Such dividends may be paid currently, accrued as contingent cash obligations, or converted into additional shares of restricted stock, upon such terms as the Committee establishes. Shares of restricted stock will become freely transferable by the participant after the last day of the applicable period of restriction. The maximum aggregate cash equivalent value of shares of restricted stock that may be awarded to a participant for any calendar year will be $4,000,000. The cash equivalent value of any awards of restricted stock units and/or deferred stock awarded to such participant for such calendar year will count toward this limitation.

Restricted Stock Units (RSUs). Each RSU agreement will specify the number of RSUs granted, the period of restriction, and such other provisions as the Committee may determine, including a stipulated purchase price, restrictions based upon achievement of specific performance objectives (corporate wide, business, and/or individual), qualifying performance criteria, a performance cycle, time-based restrictions, and/or any restrictions under applicable federal or state securities laws. If the period of restriction is based on the passage of time, the period of restriction, unless waived by the Committee, will be not less than six months from the date of grant.

During the period of restriction, participants holding RSUs may not exercise any voting rights and will not be entitled to any dividends or dividend equivalents with respect to the RSUs, unless otherwise determined by the Committee in its discretion. Participants have no right to transfer any rights with respect to restricted stock units during the period of restriction. The maximum aggregate cash equivalent value of an award of RSUs that may be awarded to a participant for any calendar year will be $4,000,000. The cash equivalent value of any awards of restricted stock and/or deferred stock awarded to such participant for such calendar year will count toward this limitation.

Stock Appreciation Rights (SARs). A SAR will represent a right to receive a payment in cash, shares, or a combination thereof, equal to the excess of the fair market value of a specified number of shares on the date the SAR is exercised over an amount which will be no less than the fair market value on the date the SAR was granted (or the option price for SARs granted in tandem with an option). Each SAR agreement will specify the exercise price, the duration of the stock appreciation right, the number of shares to which the rights pertain, whether the stock appreciation right is granted in tandem with the grant of a stock option or is freestanding, and such other provisions as the Committee may determine. SARs will be exercisable at such times and be subject to such restrictions and conditions as the Committee will approve and be set forth in the award agreement, which need not be the same for each grant or each participant.

SARs granted in tandem with the grant of a stock option may be exercised for all or part of the shares subject to the related option upon the surrender of the right to exercise the equivalent portion of the related option. SARs granted in tandem with the grant of a stock option may be exercised only with respect to the shares for which the related option is then exercisable.

With respect to stock appreciation rights granted in tandem with an incentive stock option, such SAR will expire no later than the expiration of the underlying incentive stock option. In addition, the value of the payout with respect to such stock appreciation right may be for no more than 100% of the difference between the exercise price for the underlying option and the fair market value of the shares subject to the option at the time the stock appreciation right is exercised. SARs granted independently from the grant of a stock option may be exercised upon the terms and conditions stated in the applicable award agreement.

Award agreements for stock appreciation rights will set forth the extent to which the participant will have the right to exercise SARs following termination of employment. Such provisions will be determined in the sole discretion of the Committee and need not be uniform among all the SARs granted and may reflect distinctions based on the reasons for termination of employment. No SAR granted under the 2004 Plan may be sold, transferred, pledged, assigned, or otherwise alienated, other than by will or by the laws of descent and distribution, unless otherwise determined by the Committee in its discretion. SARs granted in tandem with an incentive stock option will be exercisable during the participant’s lifetime only by such participant. The maximum aggregate number of shares which may be subject to one or more SAR awards (whether settled in cash, shares, or a combination thereof) to a participant shall be 4,000,000 shares over any five-year period. Any shares subject to options awarded to such participant over the same five-year period will count toward this limitation.

Deferred Stock Awards. Each deferred stock grant or sale will constitute the agreement by Huntington to deliver shares to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the deferral periods as the Committee may specify. Each such grant or sale may be made without additional consideration or in consideration of a payment that is less than the fair market value of the shares on the date of grant. Each deferred stock agreement will contain such terms and provisions, consistent with the Plan, as the Committee may approve. Each grant or sale of deferred stock will be subject to a deferral period of not less than one year, as determined by the Committee at the date of grant.

During the deferral period, the participant will have no rights of ownership in the shares of deferred stock and will have no right to vote them, unless otherwise determined by the Committee in its discretion. The Committee may, at or after the date of grant, authorize payment of dividend equivalents on any shares of deferred stock during the deferral period on either a current, deferred or contingent basis, either in cash or in additional shares. Participants have no right to transfer any rights with respect to the deferred stock during the deferral period. The maximum aggregate cash equivalent value of an award of shares of deferred stock that may be awarded to any participant for any calendar year will be $4,000,000. The cash equivalent value of any awards of restricted stock and/or RSUs awarded to such participant for such calendar year will count toward this limitation.

Long-Term Performance Awards. Long-term performance awards may be in the form of shares and/or cash in amounts and upon terms as determined by the Committee. The Committee will set performance objectives which, depending upon the extent to which they are met, will determine the number of shares and/or value of long-term performance awards that will be paid to a participant. The Committee will establish two-, three-, or four-year performance cycles for each award and may impose other conditions and restrictions, including restrictions based upon achievement of specific performance objectives (corporate wide, business, and/or individual), qualifying performance criteria, any time-based restrictions, or any restrictions under applicable federal or state securities laws.

After the end of a performance cycle, the participant will be entitled to receive payments of the amount of shares and/or cash earned by the participant over the performance cycle; provided, however, the Committee has the discretion to reduce or eliminate an award that would otherwise be payable. Payment of awards will be made in the form of cash or in shares of common stock, or in a combination thereof which have an aggregate fair market value equal to the value of the earned award at the close of the cycle. The Committee may place restrictions on shares of common stock awarded. Except in the case of a change in control, a participant must remain employed by the Huntington until the date of payment in order to be entitled to a payment of a long-term performance award unless the Committee, in its discretion, provides for a partial or full payment to a participant who is not employed at the time of payment.

No payment of a long-term performance award under the 2004 Plan for any specified cycle to a participant may exceed $4,000,000 in cash or its equivalent in shares. Long-term performance awards may not be sold, transferred, pledged, or otherwise alienated, other than by will or the laws of descent and distribution.

Section 162(m) Deduction Qualifications

Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to Huntington’s chief executive officer and to each of the other four most highly compensated executive officers required to be named in the proxy statement. The general rule is that compensation paid to any of these specified executive officers will be deductible by Huntington only to the extent that it does not exceed $1,000,000 for a taxable year or qualifies as “performance-based” compensation under Code Section 162(m). The Committee will work to structure awards to comply with Code Section 162(m) unless the Committee determines that such compliance is not desirable with respect to any specified award.

Within 90 days of the beginning of each performance cycle, or such earlier or later date as may be permitted by Code Section 162(m), the Committee will designate those participants whose awards under the 2004 Plan will be calculated pursuant to the qualified performance-based compensation provisions of Code Section 162(m) (the “covered employees”) and establish the “qualifying performance criteria” applicable to the performance cycle for each so designated covered employee. For purposes of the 2004 Plan, “qualifying performance criteria” will be any of the following performance criteria:

•	net income;

•	earnings per share;

•	return on equity or return on average equity;

•	return on assets or return on average assets;

•	efficiency ratio determined as the ratio of total non-interest operating expenses (less amortization of intangibles) divided by total revenues (less net security gains);

•	non-interest income to total revenue ratio;

•	net interest margin; and

•	other strategic milestones based on objective criteria established by the Committee, provided that with respect to Covered Officers, such strategic milestones must be approved by the shareholders prior to the payment of the award.

The above-mentioned qualifying performance criteria may be established individually, alternatively, or in any combination, and applied to either Huntington as a whole or to a business unit or subsidiary, individually, alternatively, or in any combination and measured over a period of years, on an absolute basis, or relative to a pre-established target, to previous years’ results, or to a designated comparison group, as designated by the Committee. Qualifying performance criteria may be different for different participants, as determined in the discretion of the Committee.

In determining whether a performance goal has been met, the Committee may include or exclude “extraordinary events” (as defined below), or any other objective events or occurrences of a similar nature in determining whether a performance goal based on the qualifying performance criteria has been achieved. Notwithstanding the above, the attainment of the performance goals and the determination of results for designated Covered Officers will be evaluated entirely on the qualifying performance criteria. Extraordinary events may only be considered in reducing an award that would otherwise be payable to a Covered Officer. Further, the Committee does have the discretion to reduce or eliminate an award for any participant, including an award to a Covered Officer, based on the Committee’s evaluation of extraordinary events or other factors. Under no circumstances may the Committee increase an award paid to any designated Covered Officer above the amount which was determined based upon the Covered Officer’s pre-established performance goals for the applicable performance cycle. Awards may be paid to Covered Officers only after the Committee has certified in writing that the performance goals have been met. Extraordinary events are:

•	changes in tax law, generally accepted accounting principles or other such laws or provisions affecting reported financial results;

•	accruals for reorganization and restructuring programs;

•	special gains or losses in connection with mergers and acquisitions or on the sale of branches or significant portions of the company;

•	any extraordinary non-recurring items described in Accounting Principles Board Opinion No. 30 and/or in Management’s discussion and analysis of financial condition and results of operation appearing or incorporated by reference in the Annual Report on Form 10-K filed with the Securities and Exchange Commission;

•	gains on sales of auto loans; losses on the early repayment of debt; or

•	any other events of occurrences of a similar nature.

For purposes of granting, administering and certifying awards to Covered Officers, the Committee or any sub-committee acting on its behalf will be composed of 2 or more directors, each of whom is an “outside director” within the meaning of Code Section 162(m). Any Committee member who is not an “outside director” will abstain from participating in any decision to grant, administer, or certify awards to Covered Officers.

The maximum aggregate number of shares which may be subject to (1) option by one or more option awards, (2) one or more SAR awards (whether settled in cash, shares or any combination thereof), or (3) any combination of option awards or SAR awards to a participant will be 4,000,000 shares over any 5 year period. Further, the maximum amount of compensation (whether represented by shares, cash or a combination thereof) that may be payable to a participant, including a Covered Officer, with respect to any specified performance cycle, pursuant to the attainment of a performance goal associated with a long-term performance award, restricted stock award, restricted stock unit award, or deferred stock award will be $4,000,000 for each type of award.

Change in Control

Unless otherwise specifically prohibited under applicable law, upon the occurrence of a change in control:

•	All options and stock appreciation rights granted under the 2004 Plan will become immediately exercisable in full;

•	All such options and stock appreciation rights will remain exercisable throughout their term notwithstanding the death, retirement, or termination of employment or directorship of the participant;

•	All non-performance based restriction periods or restrictions imposed on shares of restricted stock, restricted stock units, stock appreciation rights, and deferred stock will lapse; and

•	All long-term performance awards and performance based awards of shares of restricted stock, restricted stock units, stock appreciation rights, and shares of deferred stock will be measured as of the date of the change in control and will be paid within thirty days following the change in control in a pro rata amount based upon the actual results and the length of time which has elapsed prior to the change in control.

Generally, a change in control will be deemed to have occurred if:

•	anyone other than a director or officer or an affiliate of a director or officer becomes the beneficial owner of 25% or more of Huntington’s voting power;

•	the current directors of Huntington, together with all subsequently elected directors whose election or nomination was approved by the current directors, no longer constitute at least a majority of the Huntington’s board of directors;

•	Huntington merges or consolidates with another entity and the shareholders of Huntington immediately prior to the merger or consolidation hold less than 51% of the combined entity immediately after the merger or consolidation;

•	there is a sale or other disposition of 50% or more of the assets or earning power of Huntington;

•	Huntington is liquidated or dissolved; or

•	there is a reorganization, recapitalization, or other transaction which has the same effect as any of the foregoing.

Federal Income Tax Consequences of the Plan

Based on Management’s understanding of current federal income tax laws, the federal income tax consequences of awards under the 2004 Plan are, generally, as follows:

Options and SARs. In general, a recipient of an option or SAR granted under the 2004 Plan will not have regular taxable income at the time of grant.

Upon exercise of a nonqualified stock option or SAR, the optionee generally must recognize taxable income in an amount equal to the fair market value on the date of exercise of the shares exercised, minus the exercise price. The tax basis for the shares purchased is their fair market value on the date of exercise. Any gain or loss recognized upon any later sale or other disposition of the acquired shares generally will be capital gain or loss. The character of such capital gain or loss (short-term or long-term) will depend upon the length of time that the optionee holds the shares prior to the sale or disposition. Generally, such shares must be held at least 12 months in order for long-term capital gains tax rates to apply.

An optionee generally will not be required to recognize any regular taxable income upon the exercise of an incentive stock option. The optionee will have alternative minimum taxable income. An optionee will recognize ordinary taxable income upon the exercise of an incentive stock option if such optionee uses the broker-assisted cashless exercise method. Provided the optionee does not recognize regular taxable income upon exercise, the tax basis for the shares purchased is equal to the exercise price. Upon a later sale or other disposition of the shares, the optionee must recognize long-term capital gain or ordinary taxable income, depending upon whether the optionee holds the shares for specified holding periods.

Restricted Stock. In general, a participant who receives restricted stock will not recognize taxable income upon receipt, but instead will recognize ordinary income when the shares are no longer subject to restrictions. Alternatively, unless prohibited by the Committee, a participant may elect under section 83(b) of the Code to be taxed at the time of receipt, provided the participant provides the Committee with ten days’ prior written notice of his or her intent to do so. In all cases, the amount of ordinary income recognized by the participant will be equal to the fair market value of the shares at the time income is recognized, less the amount of any price paid for the shares. In general, any gain recognized thereafter will be capital gain.

RSUs. In general, a participant who is awarded RSUs will not recognize taxable income upon receipt. When a participant receives payment for an award of RSUs in shares or cash, the fair market value of the shares or the amount of cash received will be taxed to the participant at ordinary income rates. However, if any shares used to pay out RSUs are nontransferable and subject to a substantial risk of forfeiture, the taxable event is deferred until either the restriction on transferability or the risk of forfeiture lapses. In such a case, a participant, unless prohibited by the Committee, may elect under section 83(b) of the Code to be taxed at the time of receipt, provided the participant provides the Committee with ten days’ prior written notice of his or her intent to do so. In general, any gain recognized thereafter will be capital gain.

Deferred Stock. In general, a participant who receives an award of deferred stock will not recognize taxable income upon receipt, but instead will be subject to tax at ordinary income rates on the fair market value of any nonrestricted stock on the date that such stock is transferred to the participant under the award, reduced by any amount paid by the participant for such stock. In general, any gain recognized thereafter will be capital gain.

Withholding Requirements. A participant may satisfy tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an award by electing to have shares withheld at the minimum statutory tax withholding rate, or by delivering to Huntington already-owned shares, having a value equal to the amount required to be withheld.

Deduction Limits and Performance Measures. Huntington generally will be entitled to a tax deduction in connection with an award made under the 2004 Plan only to the extent that the participant recognizes ordinary income from the award. Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to

Huntington’s chief executive officer and to each of Huntington’s other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000 for a taxable year or qualifies as “performance-based” compensation under Code Section 162(m). The 2004 Plan has been designed so that, assuming its approval by Huntington’s shareholders at the annual meeting, awards to designated Covered Officers should qualify as performance-based compensation under Code Section 162(m). The Committee has also reserved the right, with respect to any award or awards, to determine that compliance with Code Section 162(m) is not desired after consideration of the goals of Huntington’s executive compensation philosophy and whether it is in the best interests of Huntington to have such award so qualified.

Huntington does not intend the preceding discussion to be a complete explanation of all of the income tax consequences of participating in the 2004 Plan. Participants in the 2004 Plan should consult their own personal tax advisors to determine the particular tax consequences of the 2004 Plan to them, including the application and effect of foreign, state and local taxes, and any changes in the federal tax laws from the date of this proxy statement.

Other Provisions

The Committee is given broad discretion to interpret the 2004 Plan and establish rules for the plan’s administration, except as may be limited by law or Huntington’s Charter or Bylaws. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the 2004 Plan or any award in order to carry out the plan as intended. To the extent permitted by law, the Committee may delegate its authority under the 2004 Plan.

Nothing in the 2004 Plan limits Huntington’s right to terminate any participant’s employment at any time, with or without cause, nor confers upon any participant any right to continued employment with Huntington. The plan does not give any participant any interest, lien or claim against any specific asset of Huntington, and thus, the participant will have only the rights of a general unsecured creditor of Huntington. Huntington has the right to deduct or withhold, or require the participant to remit an amount sufficient to satisfy federal, state and local taxes, domestic or foreign, required to be withheld with respect to any taxable event arising under the 2004 Plan. The participant may elect to have Huntington withhold shares having a fair market value equal to the minimum statutory federal, state and local tax rates. Alternatively, the participant may deliver shares that have been held at least six months to satisfy the tax withholding obligation related to the transaction. Participants may name beneficiaries to receive his or her benefits under the 2004 Plan in case the participant dies before he or she receives such benefit.

The Committee may permit or require a participant to defer receipt of an award which would otherwise be due the participant. In that event, the Committee may establish procedures for payment of such deferred awards, including the payment of interest or dividend equivalents. Except following a change in control, in the event the Committee determines that a participant has committed a serious breach of conduct (which includes, without limitation, any conduct prejudicial to or in conflict with Huntington or any securities law violations including any violations under the Sarbanes-Oxley Act of 2002) or has solicited or taken away customers or potential customers with whom the participant had contact during the participant’s employment with Huntington, the Committee may terminate any outstanding award, in whole or in part, whether or not yet vested. In addition, if such conduct or activity occurs within three years of the exercise or payment of an award, the Committee may require the participant or former participant to repay to Huntington any gain realized or payment received upon exercise or payment of such award.

Except in the case of a change in control or where shareholder approval is required, the Committee or the Board of Directors will have the authority to alter, suspend, or terminate the plan in whole or in part at any time. Shareholder approval is required to change the stated maximum limits on shares and cash awards, change the minimum option price of an option, change the eligible participants, change the qualifying performance criteria and maximum awards for Covered Officers, or reprice or alter the option price of stock options.

It is not possible to state in advance the exact number, types, or values of awards that may be made or the identity of the employees and directors who may receive awards under the 2004 Plan. It is also not possible to determine the awards that might have been paid in 2003 if the 2004 Plan had then been in effect then because the Committee has discretion to determine the sizes and types of awards to be granted under the 2004 Plan. Any actual awards, however, which are made to Huntington’s named executive officers and directors will be reported as required in Huntington’s future proxy statements.

The affirmative vote of the holders of a majority of Huntington common stock present at the meeting is required to approve the 2004 Plan. As noted above, the 2004 Plan is being submitted to the shareholders for approval in order to comply with the applicable requirements of The Nasdaq Stock Market, Inc. and to qualify certain awards made to certain officers as deductible for federal income tax purposes under Code Section 162(m). Further, shareholder approval is also necessary under the federal income tax rules with respect to the qualification of incentive stock options. A vote in favor of adopting the 2004 Plan will constitute approval of all terms of the plan, including the adoption of all qualifying performance criteria identified above, the eligible employees, the maximum award payable to a participant, and other terms applicable to Covered Officers. The persons appointed as proxies will vote FOR this proposal, unless otherwise directed.

Huntington believes that its equity based compensation plans have made a significant contribution to its success in attracting and retaining key employees and directors. The Board of Directors recommends a vote FOR the approval of the 2004 Stock and Long-Term Incentive Plan.

The following table sets forth information about Huntington common stock authorized for issuance under Huntington’s existing equity compensation plans as of December 31, 2003.

Equity Compensation Plan Information

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants, and rights(2)	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the second column)(3)
Equity compensation plans approved by security holders	15,745,807	19.54	3,582,532
Equity compensation plans not approved by security holders	4,252,650	18.90	2,445,850
Total	19,998,457	19.41	6,028,382

(1)	All equity compensation plan authorizations for shares of common stock provide for the number of shares to be adjusted for stock splits, stock dividends, and other changes in capitalization. The Huntington Investment and Tax Savings Plan, a broad-based plan qualified under Section 401(a) of the Internal Revenue Code which includes Huntington common stock as one of a number of investment options available to participants, is excluded from the table. The only plan under the category “Equity compensation plans not approved by security holders” is the Employee Stock Incentive Plan, a broad-based stock option plan under which active employees, excluding executive officers, have received grants of stock options. Options granted under this plan are fully vested and exercisable as of the earlier of the fifth anniversary of the date of grant or the attainment of a performance target specified by the Compensation Committee at the time of grant.

(2)	The figures in this column reflect shares of common stock subject to stock option grants outstanding as of December 31, 2003.

(3)	The figures in this column reflect shares reserved as of December 31, 2003, for future issuance under employee benefit plans, including shares available for future grants of stock options but excluding shares subject to outstanding options. Of these amounts, shares of common stock available for future issuance other than upon exercise of options, warrants, or rights are as follows:

•	Voluntary participant contributions made by payroll deduction are used to purchase shares of Huntington common stock under the Supplemental Stock Purchase and Tax Savings Plan—111,732 shares.

•	Directors of Huntington may defer their director compensation and such amounts may be invested in shares of Huntington common stock under the Deferred Compensation Plan for Huntington Bancshares Incorporated Directors—85,632 shares.

•	Under a similar plan, the Deferred Compensation Plan for Directors, directors of selected subsidiaries of Huntington may defer their director compensation and such amounts may be invested in shares of Huntington common stock—120,206 shares.

•	Under the 2001 Stock and Long-Term Incentive Plan, 3,385,168 shares remain available for issuance in the form of stock options, awards of restricted stock, and long-term performance awards in the form of stock and cash. Up to 2,480,000 of these shares, or 20% of the total shares authorized for this plan, are available for the issuance of restricted stock and long-term performance awards.

•	Under the Employee Stock Incentive Plan, 2,445,850 shares remained available for issuance in the form of stock options under that plan.

Proposal to Ratify the Appointment of Independent Auditors

On February 18, 2004, the Audit/Risk Committee appointed Deloitte & Touche LLP, independent auditors, as Huntington’s auditors for 2004. Although not required, shareholders are being asked to ratify the appointment of Deloitte & Touche LLP as auditors for Huntington for the year 2004. The Audit/Risk Committee will reconsider the appointment of Deloitte & Touche LLP if its selection is not ratified by the shareholders.

Ernst & Young LLP was dismissed as Huntington’s independent auditors after Huntington filed its 2003 Annual Report on Form 10-K on March 5, 2004. The audit reports of Ernst & Young LLP on the consolidated financial statements of Huntington and its subsidiaries as of the end of the fiscal years ended December 31, 2003 and 2002 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that its audit report for 2003 was modified to reflect a change in Huntington’s method of accounting for variable interest entities in 2003 in accordance with FASB Interpretation No. 46, Consolidation of Variable Interest Entities and its audit report for 2002 was modified to reflect a change in Huntington’s method of accounting for amortization of goodwill in 2002 in accordance with FASB Statement No. 142, Goodwill and Other Intangible Assets.

During Huntington’s two most recent fiscal years ended December 31, 2003, and the subsequent interim period through March 5, 2004, there were no disagreements between Huntington and Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and there were no reportable events which would require specific disclosure under applicable securities regulations. Also during Huntington’s two most recent fiscal years ended December 31, 2003, and the subsequent interim period through March 5, 2004, neither Huntington nor anyone on its behalf consulted with Deloitte & Touche LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Huntington’s financial statements, or on any matter that was the subject of a disagreement or reportable event which would require specific disclosure under applicable securities regulations.

Representatives of Deloitte & Touche LLP will be present at the Meeting and will have an opportunity to make a statement if they desire to do so. Representatives of Ernst & Young LLP, Huntington’s independent auditors for 2003, will also be present at the Meeting and will have an opportunity to make a statement if they desire to do so. All such representatives will be available to respond to appropriate questions.

Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of Huntington’s annual financial statements for the fiscal year ended December 31, 2003, and the review of the financial statements included in Huntington’s Forms 10-Q for the fiscal year 2003, were $1,680,000. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of Huntington’s annual financial statements for the fiscal year ended December 31, 2002, and the review of the financial statements included in Huntington’s Forms 10-Q for the fiscal year 2002, were $1,052,000. These fees included services such as are normally provided in connection with statutory and regulatory filings, including comfort letters, attestation services, and consents. The nearly 60% increase in 2003 audit fees over those billed for 2002 was primarily due to the restatements of Huntington’s financial statements made during 2003 and the filing of two amendments to its annual report on Form 10-K for the fiscal year ended December 31, 2002.

Audit-Related Fees. The aggregate fees billed by Ernst & Young LLP for audit-related services rendered for Huntington and its subsidiaries for the fiscal year ended December 31, 2003, were $313,336. The aggregate fees billed by Ernst & Young LLP for audit-related services rendered for Huntington and its subsidiaries for the fiscal year ended December 31, 2002, were $317,000. Audit related fees generally include fees for assurance services such as audits of pension plans, compliance related to servicing of assets, and SAS 70 reports.

Tax Fees. The aggregate fees billed by Ernst & Young LLP for tax-related services rendered for Huntington and its subsidiaries for the fiscal year ended December 31, 2003, were $18,065. The aggregate fees billed by Ernst & Young LLP for tax-related services rendered for Huntington and its subsidiaries for the fiscal year ended December 31, 2002, were $126,000. The tax-related services were all in the nature of tax compliance.

All other fees. For the fiscal year ended December 31, 2003, Ernst & Young LLP billed Huntington and its subsidiaries for other services as follows: $2,806 for a cash management survey and $3,300 for services related to a trust bond issuance. There were no fees billed by Ernst & Young LLP for other services during the fiscal year ended December 31, 2002.

The Audit/Risk Committee has a policy that the Committee will pre-approve all audit and non-audit services provided by the independent auditors, and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Audit/Risk Committee may delegate pre-approval authority to a member of the

Committee. The decisions of the member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting. The Audit/Risk Committee has delegated pre-approval authority to the Chairman. All of the services covered by the fees disclosed above were pre-approved by the Audit/Risk Committee or the Chairman. The Audit/Risk Committee has considered and determined that the provision of services described above, other than services described under “Audit Fees” is compatible with maintaining Ernst & Young LLP’s independence.

Going forward, all audit and non-audit services provided by Deloitte & Touche LLP will be pre-approved pursuant to the Audit/Risk Committee policy. Deloitte & Touche LLP was engaged in 2003 by the independent legal counsel retained by the Audit/Risk Committee and its fees were paid by Huntington. Deloitte & Touche LLP was hired for this engagement before the Audit/Risk Committee determined that it would seek bids for the selection of auditors for 2004. In addition, Huntington utilized the services of Deloitte & Touche LLP during 2003 to respond to the SEC’s request for information that was sent to the largest mutual fund complexes following revelations of late day trading by certain parties in the mutual fund industry. Both of the engagements described above were completed before the Audit/Risk Committee made its selection for independent auditors for 2004. For the fiscal year ended December 31, 2003, Deloitte & Touche LLP billed fees of $988,974 for its work done for the independent legal counsel and $125,000 for the response to the SEC’s letter. Also during 2003, Deloitte & Touche LLP billed Huntington $138,916 for tax software licenses and related fees and $4,200 for tax and financial planning for an executive officer. During 2002, Deloitte & Touche LLP billed Huntington $63,396 for tax software licenses and related fees and tax compliance, and $3,700 for executive tax and financial planning. None of these engagements involved consultations used by Huntington in reaching a decision as to accounting, auditing, or financial reporting issues.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP.

Proposals by Shareholders for 2005 Annual Meeting

If any shareholder of Huntington wishes to submit a proposal for inclusion in next year’s proxy statement and form of proxy, the proposal must be received by the Secretary of Huntington at the principal executive offices of Huntington, Huntington Center, 41 South High Street, Columbus, Ohio 43287, prior to the close of business on November 16, 2004. A shareholder proposal received after November 16, 2004, but on or before January 14, 2005, will not be included in the proxy materials, but may be presented at the 2005 Annual Meeting. If Huntington receives notice of a shareholder proposal after January 14, 2005, the persons named as proxies for the 2005 Annual Meeting of Shareholders will have discretionary voting authority to vote on such proposal at the meeting.

In addition, Huntington’s Bylaws establish advance notice procedures as to (1) business to be brought before an annual meeting of shareholders other than by or at the direction of the Board of Directors, and (2) the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Any shareholder who wishes to submit a proposal to be acted upon at next year’s annual meeting or who wishes to nominate a candidate for election as a director should obtain a copy of these Bylaw provisions and may do so by written request addressed to the Secretary of Huntington at Huntington’s principal executive offices.

Other Matters

As of the date of this Proxy Statement, Management knows of no other business that will come before the meeting. Should any other matter requiring a vote of the shareholders arise, a properly submitted proxy confers upon the person or persons designated to vote the shares discretionary authority to vote the same with respect to any such other matter in accordance with their best judgment.

Huntington’s 2003 Annual Report was furnished to shareholders concurrently with the mailing of this proxy material. Huntington’s Form 10-K for 2003 will be furnished, without charge, to Huntington shareholders upon written request to Investor Relations, Huntington Bancshares Incorporated, Huntington Center, 41 South High Street, Columbus, Ohio 43287. In addition, Huntington’s Form 10-K for 2003 and certain other reports filed with the Securities and Exchange Commission can be found on the Investor Relations pages of Huntington’s website at huntington.com.

If you are an employee of Huntington or its affiliated entities and are receiving this Proxy Statement as a result of your participation in the Huntington Investment and Tax Savings Plan, a proxy card has not been included. Instead, an instruction card, similar to a proxy card, has been provided so that you may instruct the trustee how to vote your shares held under this plan. Please refer to your instruction card for information on instructing the trustee electronically over the Internet or by telephone.

Appendix I

Huntington Bancshares Incorporated

Audit/Risk Committee Charter

Adopted: January 14, 2003

Updated: February 18, 2004

Organization

This charter governs the operations of the Audit/Risk Committee. The Committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The Committee shall be members of, and appointed by, the board of directors and shall comprise at least three directors, each of whom the Board has determined to be independent for purposes of serving on the Audit/Risk Committee in accordance with the provision of the Corporate Governance Guidelines and meet the independence requirements of SEC regulations and the stock exchange listing standards. All committee members shall be financially literate, and at least one member shall be an “audit committee financial expert,” as defined by SEC regulations.

The members of the Audit/Risk Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. The Board may, at any time and at its discretion, replace an Audit/Risk Committee member.

The Committee shall maintain minutes and other relevant documentation of all its meetings.

The Committee shall report regularly to the full Board.

Purpose

The Audit/Risk Committee shall provide assistance to the board of directors in fulfilling their oversight responsibility for the integrity of the Company’s financial statements; the financial reporting process; the systems for managing enterprise-wide risks (Credit, Market, Operational, Reputation and Strategic); the systems of internal accounting and financial controls; the performance of the Company’s internal audit function, risk management functions and independent auditors; and the independent auditor’s qualifications and independence. The Audit/Risk Committee shall provide oversight and review of compliance by the Company’s associates and directors with the Code of Business Conduct and Ethics and compliance by the Chief Executive Officer and the senior financial officers with the Financial Code of Ethics. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors, and Management of the Company.

In discharging its oversight and compliance review role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties with the Company responsible for the expense of such advisors.

Duties and Responsibilities

The primary responsibility of the Audit/Risk Committee is to oversee the Company’s financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

An additional responsibility of the Audit/Risk Committee is to oversee the governance of the enterprise-wide risk management activities and report on the results of their activities to the Board. Management is responsible for implementing and operating an enterprise-wide risk management framework that is consistent with board approved policies.

The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting and sound business risk practices. The following shall be the principal duties and responsibilities of the Audit/Risk Committee. These are set forth as a guide with the understanding that the Committee may supplement or alter them as appropriate.

i

The Committee shall be directly responsible for the appointment and termination (subject, if applicable, to shareholder ratification), compensation, and oversight of the work of the independent auditors, including resolution of disagreements between Management and the auditors regarding financial reporting. The independent auditor shall report directly to the Audit/Risk Committee.

The Committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Committee may delegate pre-approval authority to a member of the Audit/Risk Committee. The decisions of any Audit/Risk Committee member to whom pre-approval authority is delegated must be presented to the full Audit/Risk Committee at its next scheduled meeting.

The Committee shall be directly responsible for the appointment, review of annual evaluations and compensation, and termination of the Internal Audit Director. The Committee on an annual basis will review and approve the Internal Audit Division budget.

At least annually, the Committee shall obtain and review a report by the independent auditors describing:

•	The firm’s internal quality control procedures.

•	Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	All relationships between the independent auditor and the Company (to assess the auditor’s independence).

In addition, the Committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and stock exchange listing standards.

The Committee shall discuss with the Internal Audit Director and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Also, the Committee shall discuss with Management, the Chief Operational Risk Officer, the Internal Audit Director, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor, and manage business risks, and legal and ethical compliance programs (e.g., Company’s Code of Business Conduct and Ethics).

The Committee shall meet in executive session at least twice a year. The Committee shall meet separately periodically with Management, the Chief Operational Risk Officer, the Chief Financial Officer, the Internal Audit Director, and the independent auditors to discuss issues and concerns warranting Committee attention. The Committee shall provide sufficient opportunity for the Chief Operational Risk Officer, the Chief Financial Officer, the Internal Audit Director and the independent auditors to meet privately with the members of the Committee. The Chief Credit Officer makes regular reports to the Board regarding credit issues. The Committee, at its discretion, will meet with the Chief Credit Officer as appropriate. The Committee shall review with the independent auditor any audit problems or difficulties and Management’s response.

The Committee shall receive regular reports from the independent auditor on the critical policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with Management.

The Committee shall review Management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report on Management’s assertion.

Management shall apprise the Committee members of financial information, new or revised accounting policies, and earnings guidance provided by the Company to third parties.

The Committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with Management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.

ii

The Committee will coordinate with the Compensation Committee, as appropriate, on compensation matters.

The Committee shall review with Management and the independent auditors the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

The Audit/Risk Committee shall review the CEO and CFO’s disclosure and certifications under Section 302 of the Sarbanes-Oxley Act.

The Committee shall review the governance of enterprise-wide risk management activities, ensuring that executive management has policies and processes in place to manage the significant risks to which the Company is exposed. Also, the Company shall review compliance with HBI risk management policies and strategies. All material variances to risk policies and strategies will be reviewed and evaluated by the Committee and reported to the Board. The Committee, as required, shall review and approve the Information Security and Bank Secrecy Act regulatory programs. Such approvals shall be reported to the Board.

The Committee shall receive reports on any violations of the Company’s Code of Business Conduct and Ethics by members of the Board and associates of the Company and on any violations of the Company’s Financial Code of Ethics by the Chief Executive Officer and senior financial officers of the Company.

The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

The Committee shall review and approve all related party transactions.

The Committee shall receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

The Committee shall prepare an annual report to be included in the Company’s annual proxy statement, as required by SEC regulations.

The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively. The Committee will also, under applicable regulation, perform the duties required by law to be performed by an audit committee or a fiduciary audit committee for The Huntington National Bank if The Huntington National Bank does not have its own audit committee, in either case to the extent permitted, and in the manner required, by applicable laws and regulations.

General

In performing their responsibilities, Committee members are entitled to rely in good faith on information, opinions, reports or statements prepared or presented by:

1)	One or more officers or employees of the Company whom the Committee members reasonably believe to be reliable and competent in the matters presented; or

2)	Counsel, independent auditors, or other persons as to matters which the Committee member reasonably believes to be within the professional or expert competence of such person.

iii

Directions to the Columbus Convention Center

Huntington’s 2004 Annual Meeting of Shareholders

Please be advised that the directions outlined below are from the airport (Port Columbus) and for the two main highways (I-70 and I-71) that come into Columbus, Ohio. If you are traveling on a different highway and/or state route outside of Columbus, you will need to obtain directions from your location that will allow you to access I-70 and/or I-71 into Columbus, Ohio. From:

PORT COLUMBUS: I-670 West, Exit “4-B” to the Columbus Convention Center

CLEVELAND: I-71 South to West on I-670 “109-A” to Exit “4-B” to the Columbus Convention Center or I-71 South to Spring Street Exit; West on Spring Street to Fourth Street; North on Fourth Street to Nationwide Boulevard.

CINCINNATI: I-71 North to I-70 East to Fourth Street Exit; North on Fourth Street to Nationwide Boulevard.

INDIANAPOLIS: I-70 East to Fourth Street Exit; North on Fourth Street to Nationwide Boulevard.

WHEELING: I-70 West to Fourth Street Exit; North on Fourth Street to Nationwide Boulevard.

Complimentary parking will available in the Columbus Convention Center parking lots. Ballroom 5 is most easily accessible from the North Parking Lot at Goodale and High Streets (No. 4), or the West Garage at Vine and High Streets (No. 3).

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						☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors		PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.
1.	The Board of Directors recommends a vote FOR the listed nominees.

Class II	For	Withhold	Class III			For	Withhold

01 - Karen A. Holbrook	☐	☐	04 - David L. Porteous			☐	☐

02 - David P. Lauer	☐	☐

03 - Kathleen H. Ransier	☐	☐

B Issues
The Board of Directors recommends a vote FOR the following proposals.

			For	Against	Abstain

2.	Approval of the Management Incentive Plan, as amended and restated.		☐	☐	☐

3.	Approval of the 2004 Stock and Long-Term Incentive Plan.		☐	☐	☐

4.	Ratification of appointment of Deloitte & Touche LLP to serve as independent auditors for the Corporation for the Year 2004.		☐	☐	☐

5.	In their discretion to vote upon such other matters as may properly come before the meeting.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
Please date and sign your name as it appears hereon. When signing as attorney, executor, administrator or guardian, please give full title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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Proxy - Huntington Bancshares Incorporated

Proxy Solicited by the Board of Directors for Annual Meeting — April 27, 2004

The undersigned shareholder of Huntington Bancshares Incorporated hereby appoints Jon M. Anderson, Mary Beth M. Clary, and S. Ronald Cook Jr., or any one or more of them, as attorneys and proxies with full power of substitution to vote all of the Common Stock of Huntington Bancshares Incorporated (the “Corporation”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held at the Columbus Convention Center, Ballroom 5, 400 N. High Street, Columbus, Ohio, on Tuesday, April 27, 2004, and at any adjournment or adjournments thereof as designated on the reverse.

The Corporation’s Board of Directors recommends a vote FOR items 1, 2, 3 and 4.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN, FOR THE APPROVAL OF THE MANAGEMENT INCENTIVE PLAN, AS AMENDED AND RESTATED, FOR THE APPROVAL OF THE 2004 STOCK AND LONG-TERM INCENTIVE PLAN, AND FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

(Continued and to be signed on reverse side.)

Internet and Telephone Voting Instructions

You can vote by telephone OR Internet! Available 24 Hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet
•	Call toll free 1-866-416-8418 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on April 27,

2004.

THANK YOU FOR VOTING

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						☐	Mark this box with an X if you have made changes to your name or address details above.

Huntington Investment and Tax Savings Plan

A Election of Directors		PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.
1.	The Board of Directors recommends a vote FOR the listed nominees.

Class II	For	Withhold	Class III			For	Withhold

01 - Karen A. Holbrook	☐	☐	04 - David L. Porteous			☐	☐

02 - David P. Lauer	☐	☐

03 - Kathleen H. Ransier	☐	☐

B Issues
The Board of Directors recommends a vote FOR the following proposals.

			For	Against	Abstain

2.	Approval of the Management Incentive Plan, as amended and restated.		☐	☐	☐

3.	Approval of the 2004 Stock and Long-Term Incentive Plan.		☐	☐	☐

4.	Ratification of appointment of Deloitte & Touche LLP to serve as independent auditors for the Corporation for the Year 2004.		☐	☐	☐

5.	In their discretion to vote upon such other matters as may properly come before the meeting.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
Please date and sign your name as it appears hereon.

Signature 1 - Please keep signature within the box	Date (mm/dd/yyyy)

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Huntington Investment and Tax Savings Plan

Instruction Card to Plan Trustee

Huntington Bancshares Incorporated Annual Meeting — April 27, 2004

The undersigned participant in the Huntington Investment and Tax Savings Plan (the “Plan”) hereby instructs The Huntington National Bank, as the Trustee of the Plan, to appoint Jon M. Anderson, Mary Beth M. Clary, and S. Ronald Cook Jr., or any one or more of them, as attorneys and proxies with full power of substitution to vote all of the Common Stock of Huntington Bancshares Incorporated (the “Corporation”) which the undersigned is entitled to vote pursuant to paragraph 11.05(e) of the Plan at the Annual Meeting of Shareholders of the Corporation to be held at the Columbus Convention Center, Ballroom 5, 400 N. High Street, Columbus, Ohio, on Tuesday, April 27, 2004, and at any adjournment or adjournments thereof as designated on the reverse.

The Corporation’s Board of Directors recommends a vote FOR items 1, 2, 3 and 4.

IF NO DIRECTION IS MADE, THE TRUSTEE OF THE PLAN WILL VOTE THE PARTICIPANT’S SHARES AS DIRECTED BY THE PLAN’S ADMINISTRATIVE COMMITTEE IN ACCORDANCE WITH THE TERMS OF THE PLAN.

(Continued and to be signed on reverse side.)

Internet and Telephone Voting Instructions

You can vote by telephone OR Internet! Available 24 Hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet
•	Call toll free 1-866-416-8419 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on April 27, 2004.
THANK YOU FOR VOTING

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						☐	Mark this box with an X if you have made changes to your name or address details above.

Empire National Bank Employee Stock Ownership Plan

A Election of Directors		PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.
1.	The Board of Directors recommends a vote FOR the listed nominees.

Class II	For	Withhold	Class III			For	Withhold

01 - Karen A. Holbrook	☐	☐	04 - David L. Porteous			☐	☐

02 - David P. Lauer	☐	☐

03 - Kathleen H. Ransier	☐	☐

B Issues
The Board of Directors recommends a vote FOR the following proposals.

			For	Against	Abstain

2.	Approval of the Management Incentive Plan, as amended and restated.		☐	☐	☐

3.	Approval of the 2004 Stock and Long-Term Incentive Plan.		☐	☐	☐

4.	Ratification of appointment of Deloitte & Touche LLP to serve as independent auditors for the Corporation for the Year 2004.		☐	☐	☐

5.	In their discretion to vote upon such other matters as may properly come before the meeting.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
Please date and sign your name as it appears hereon.

Signature 1 - Please keep signature within the box	Date (mm/dd/yyyy)

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Empire National Bank Employee Stock Ownership Plan

Instruction Card to Plan Trustee

Huntington Bancshares Incorporated Annual Meeting — April 27, 2004

The undersigned participant in the Empire National Bank Employee Stock Ownership Plan (the “Plan”) hereby instructs The Huntington National Bank, as the Trustee of the Plan, to appoint Jon M. Anderson, Mary Beth M. Clary, and S. Ronald Cook Jr., or any one or more of them, as attorneys and proxies with full power of substitution to vote all of the Common Stock of Huntington Bancshares Incorporated (the “Corporation”) which the undersigned is entitled to vote pursuant to paragraph 8.1 of the Plan at the Annual Meeting of Shareholders of the Corporation to be held at the Columbus Convention Center, Ballroom 5, 400 N. High Street, Columbus, Ohio, on Tuesday, April 27, 2004, and at any adjournment or adjournments thereof as designated on the reverse.

The Corporation’s Board of Directors recommends a vote FOR items 1, 2, 3 and 4.

IF NO DIRECTION IS MADE, THE PARTICIPANT’S SHARES WILL NOT BE VOTED.

(Continued and to be signed on reverse side.)

Internet and Telephone Voting Instructions

Youcan vote by telephone OR Internet! Available 24 Hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet
•	Call toll free 1-866-536-4453 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on April 27, 2004.
THANK YOU FOR VOTING